CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Collaboration Agreement

This Collaboration Agreement, dated as of March 13, 2013 (the “Effective Date”), is entered into by and between Amyris, Inc., a Delaware corporation, having its place of business at 5885 Hollis Street, Suite 100, Emeryville, California 94608 (“Amyris”) together with its Affiliates (the “Amyris Entities”) and Firmenich SA, an entity organized under the laws of Switzerland and having its place of business at 1 Route des Jeunes, 1211 Geneva, Switzerland (“Firmenich”). Amyris and Firmenich may be referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Amyris is a technology company focused on the research, development, production and commercialization of a variety of renewable fuel, chemical and consumer products and has developed a proprietary microbial production technology which converts sugars derived from various plant sources into specific compounds of interest and technology, processes and equipment to produce the compounds of interest on an industrial scale; and
WHEREAS, Firmenich is a member of the privately held Geneva-based Firmenich Group, a world leader in the flavours and fragrance (“F&F”) industry, specialized in research, development and production of aromatic ingredients, as well as creation, marketing and sale of fragrances, flavors and related ingredients to consumer industries. Firmenich has a broad portfolio of F&F products and extensive marketing capabilities globally. Firmenich currently operates in over 50 countries and has three Research & Development centers in Geneva (Switzerland), Princeton, NJ (USA), and Shanghai (China) to develop novel molecules, formulations, and new applications in the F&F sector; and
WHEREAS, the Parties had previously entered into a Master Collaboration Agreement dated November 5, 2010 (the “Master Collaboration Agreement”), and a Joint Development Agreement dated November 5, 2010 (the “Joint Development Agreement,” collectively, the “Prior Agreements”), for the purpose of collaborating to use the Amyris' Strain Generation Technology to develop, produce and commercialize the Initial Ingredient, the Follow On Ingredient and the Third Ingredient (as defined in the Master Collaboration Agreement) in the F&F Market (as defined in the Master Collaboration Agreement); and
WHEREAS, the Parties now wish to enter into this Agreement to expand their relationship to collaborate on the development and worldwide use and commercialization of Ingredients in the F&F Market using Strain Generation Technology Controlled by Amyris and other contribution of the Parties as further described below and to supersede the Prior Agreements, which shall no longer be effective as of the Effective Date hereof.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.DEFINITIONS

1.1    “Affiliate” means, with respect to a Party, any individual, company, organization or other entity that, directly or indirectly, is controlled by, controls or is under common control with such Party by ownership, directly or indirectly, of more than fifty percent (50%) of the stock entitled to vote in the election of directors, or if there is no such stock, more than fifty percent (50%) of the ownership interest in such individual or entity.

1.2    “Amyris Confidential Information” means any knowledge and information of any kind (such as technical, financial, commercial and social information) pertaining to the business and activities of Amyris or any of its Affiliates and not available to the public. Amyris Confidential Information will include, without limitation, products and processes, ingredients, recipes, formulae, know-how, models, business plans, samples, inventions, designs, ideas, research and development programs, marketing and sales data, customer and supplier information, business data specifications, as well as any other information pertaining to the Amyris Strain Generation Technology or the business of Amyris. Any Amyris Background Intellectual Property, Amyris Non-Project Intellectual Property and Amyris Collaboration Intellectual Property will be considered Amyris Confidential Information. Amyris Confidential Information also includes any other information specifically designated as the “Confidential Information” of Amyris in this Agreement. Amyris Confidential Information may be presented in any form, orally or in writing, in any media (whether paper, digital, electronic or otherwise).

1.3    “Amyris Collaboration Intellectual Property” means any and all Collaboration Intellectual Property other than Firmenich Collaboration Intellectual Property. For the avoidance of doubt, Amyris Collaboration Intellectual Property includes, without limitation, (a) the Intermediates, (b) the Ingredients except for Ingredients produced through the use of Firmenich Non-Project Intellectual Property, (c) the method of making the Ingredients except for methods that are part of Firmenich Non-Project Intellectual Property, (d) the Strains, including without limitation, the Commercial Strains, and (e) information and inventions related to Strain Generation Technology.

1.4    “Amyris Product” means any Intermediate or Ingredient Controlled by Amyris or its Affiliates, licensees or sublicensees during the term of this Agreement, in each case for applications that is intended for internal use or commercialization outside the F&F Market and in the Exclusions; provided, however, no Ingredient, Intermediate, Fragrance or Flavor that is a Firmenich Product shall be an Amyris Product.

1.5    “Amyris Non-Project Intellectual Property” means any and all information and inventions, and all intellectual property rights therein or pertaining thereto, that is Controlled by Amyris or its Affiliates during the term of this Agreement that is necessary or actually used in the chemical transformation of an Intermediate to an Ingredient, excluding Amyris Collaboration Intellectual Property and excluding any Amyris Background Intellectual Property.

1.6    “Background Intellectual Property” means, with respect to a given Party, any and all information and inventions, and all intellectual property rights therein or pertaining thereto, that are Controlled by such Party or its Affiliates during the term of this Agreement that is necessary, required or actually used in, the development, manufacture and/or commercialization of any Strain, Commercial Strain, Intermediate or Ingredient, excluding Collaboration Intellectual Property. For clarity, Firmenich Non-Project Intellectual Property shall not be included in Background Intellectual Property.

1.7    “Budget” will have the meaning set forth in section 3.1.

1.8    “Business Plan” means a plan, that, inter alia, presents projections for volume and pricing of an Ingredient (in the form of a Firmenich Product) in order to optimize long term returns for both Parties and which shall be in the form agreed upon by the Steering Committee.

1.9    “Change in Control” means (i) a sale of all or substantially all the assets of a Party to a direct competitor of the other Party, excluding any sale to an Affiliate of such Party, or in the case of Amyris, Total or Cosan; (ii) any consolidation or merger of a Party with or into any other corporation or other entity or person who is a direct competitor of the other Party, or any other corporate reorganization, in which the stockholders, members or owners of such Party immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, excluding any consolidation, merger or reorganization effected exclusively to change the domicile of such Party or an initial public offering; or (iii) the acquisition by any direct competitor of the other Party who is a person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of a Party such that immediately after the acquisition, a person, entity or group that is not a stockholder, member or owner of such Party as of the date of this Agreement owns securities of such Party representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, or if there is no such stock, at least fifty percent (50%), by voting power, of the ownership interest in such Party.

1.10    “Collaboration” will have the meaning set forth in section 2.1 of this Agreement.

1.11    “Collaboration Intellectual Property” means (a) the Strains, including without limitation, the Commercial Strains and (b) any and all information and inventions that have been or are conceived, discovered, developed or otherwise made by or on behalf of either Party or its Affiliates or jointly by or on behalf of the Parties or their Affiliates in the performance of any activities under this Agreement, the Prior Agreements, the Supply Agreement or the Work Plans, and, in each case ((a) and (b)) all intellectual property rights therein or pertaining thereto. Collaboration Intellectual Property does not include Firmenich Non-Project Intellectual Property.

1.12    “Commercial Strain” means, with respect to an Ingredient, the Strain or Strains that are selected by Amyris for commercial production of such Ingredient meeting the respective commercial Ingredient Specifications (as such may be modified by mutual agreement), or with respect to an Intermediate, the Strain or Strains that are selected by Amyris for commercial production of such Intermediate meeting the respective commercial specifications agreed by the Parties.

1.13    “Confidential Information” means (a) with respect to Amyris, the Amyris Confidential Information, (b) with respect to Firmenich, the Firmenich Confidential Information, and (c) with respect to both Parties, the terms of this Agreement, the Prior

Agreements, the Supply Agreement and any other information specifically designated as the “Confidential Information” of both Parties in this Agreement, the Prior Agreements or the Supply Agreement.

1.14    “Control” means that the applicable Party has the rights necessary to grant the rights and license granted or to be granted in this Agreement, whether by ownership or otherwise without breaching any third party obligation in relation to Exclusions or agreements existing prior to the Effective Date for Intermediates or Ingredients outside the F&F Market.

1.15     “Event of Insolvency” means with respect to a Party: (i) such Party makes a general assignment for the benefit of creditors; (ii) such Party files an insolvency petition in bankruptcy; (iii) such Party petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) such Party commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or the Board of Directors of such Party votes to commence any such proceeding; or (v) such Party becomes a party to any proceeding or action of the type described above and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days.

1.16    “Exclusions” means (i) the farnesene-derived molecules contemplated for use and sale as a Fragrance or Flavor in Amyris' farnesene-derivative contract executed with a Third Party prior to the Effective Date and (ii) [*].

1.17    “F&F Market” means the worldwide market for individual ingredient(s), including the Ingredient(s), Flavor(s) and/or Fragrance(s), whose intended or primary functionality (individually or as part of a blend with auxiliary materials) is to: (a) impart, modify, boost or enhance a desirable scent or odor, in consumer and industrial grade products (including, without limitation, fine fragrances, cosmetics, toiletries, home and body care, detergents, repellants, fertilizers, air fresheners and soaps); and (b) impart, modify, boost or enhance a desirable taste, flavor or sensation, or to conceal, modify or minimize an undesirable taste, flavor or sensation, in materials designed for consumption (including food, beverages, drugs, tobacco and any animal feed).

1.18    “Firmenich Collaboration Intellectual Property” means any and all Collaboration Intellectual Property relating to (a) any process of polishing or purifying any Ingredient for use in the F&F Market and any other R&D support necessary to bring an Ingredient to appropriate olfactive quality as described in section 3.3, (b) any terpene synthase gene, (c) analytical methods to monitor compliance with the applicable Ingredient Specifications and (d) any Ingredient which is produced through the use of Firmenich Non-Project Intellectual Property. For clarity, Firmenich Collaboration Property does not include Firmenich Background Intellectual Property or Firmenich Non-Project Intellectual Property except for Firmenich Non-Project Royalty-Bearing Intellectual Property contributed to the Collaboration pursuant to section 3.11.3.

1.19    “Firmenich Confidential Information” means any knowledge and information of any kind (such as technical, financial, commercial and social information), pertaining to the business and activities of Firmenich or any of its Affiliates and not available to the public. Firmenich Confidential Information will include without limitation products and processes, ingredients, recipes, formulae, know-how, models, business plans, samples, inventions, designs, ideas, research and development programs, marketing and sales data, customer and supplier information, business data specifications, as well as any other information pertaining to the business of Firmenich. Any Firmenich Background Intellectual Property, Firmenich Non-Project Intellectual Property and Firmenich Collaboration Intellectual Property will be considered Firmenich Confidential Information. Firmenich Confidential Information includes any other information specifically designated as the “Confidential Information” of Firmenich in this Agreement. Firmenich Confidential Information may be presented in any form, orally or in writing in any media (whether paper, digital, electronic or otherwise.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.20    “Firmenich Non-Project Intellectual Property” means any and all information and inventions, and all intellectual property rights therein or pertaining thereto Controlled by Firmenich or its Affiliates during the term of this Agreement that is (a) described in section 3.11, or (b) developed independently of this Agreement using any Firmenich Background Intellectual Property.

1.21    “Firmenich Product” means any (i) Intermediate or Ingredient Controlled by Firmenich or its Affiliates, licensees or sublicensees during the term of this Agreement, in each case that is intended for internal use, external sale or commercialization in the F&F Market, and (ii) any Fragrance or Flavor containing any one or more Ingredients.

1.22    “Flavor” means a blend of two or more ingredients, including one or more Ingredients and which is used primarily to impart, modify, boost or enhance a desirable taste, flavor, or sensation, or to conceal, modify or minimize an undesirable taste, flavor, or sensation, in materials designed for consumption (including food, beverages, drugs and tobacco and any animal feed).

1.23    “Fragrance” means a blend of two or more ingredients, including one or more Ingredients and which is used primarily to impart, modify, boost or enhance a desirable scent or odor, or to conceal or minimize an undesirable scent or odor, in consumer and industrial grade products.

1.24     “Initial Ingredient” means a renewable isoprenoid substance comprised of one or more compounds, which substance is being developed by the Parties as a substitute for [*] and which meets the applicable Ingredient Specifications.

1.25    “Ingredient” means a substance comprised of one or more compounds made directly by a strain owned by Amyris using the Strain Generation Technology or Strain or derived from an Intermediate, that (a) meets the applicable Ingredient Specifications, and (b) is developed under this Agreement for formulation in a Flavor or Fragrance.

1.26     “Ingredient Specification(s)” will have the meaning set forth in an exhibit to the applicable Work Plan, as amended from time to time by the Parties. For the avoidance of doubt, the Ingredient Specifications relate to the composition of the Ingredient prior to any polishing, blending and/or other activities that will be conducted by or on behalf of Firmenich. The Ingredient Specifications for the Initial Ingredient are set out in Appendix A.

1.27     “Intermediate” means an isolated substance, including obvious chemical derivatizations of such substances that can be made without using any Firmenich Patents or knowhow, comprised of one or more compounds made directly using a strain owned by Amyris using Strain Generation Technology or Strain in connection with a Project and which is required and/or made in the development or production of an Ingredient, but is not an Ingredient itself.

1.28    “Material Breach” means a breach of or default in any material term or condition of this Agreement by either Party, and the failure of such Party to remedy such default or breach within 60 (sixty) days after receipt of written notice thereof from the other Party hereto, except in the case of a payment breach, as to which the breaching Party will only have a 10-business day cure period. “Material Breach” includes, without limitation, the following: a breach by either Party of their respective obligations as to second sourcing, a breach of exclusivity obligations or a material breach of confidentiality provisions.

1.29     “Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from a patent or patent application described in clause (a) or from an application claiming priority to a patent or patent application described in clause (a), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications (clauses (a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (clauses (a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.30    “Project” will have the meaning set forth in section 2.2 of this Collaboration Agreement.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.31    “Reasonable Efforts” means, with respect to a given goal, the exercise of diligent efforts and/or resources consistent with the practice of similar-sized companies in similar industries for a product or opportunity with comparable risk and market opportunity.

1.32    “Regulatory Plan” means a plan for all regulatory activities to be conducted under a Project, which plan will include milestones, timelines and budget for regulatory activities and approvals (including but not limited to, as required for manufacturing and production and as required for development and sales in the F&F Market by Firmenich), as approved by the Steering Committee.

1.33    “Start-Up Plan” means a plan for (i) assessing customer acceptance of an Ingredient (which shall be Firmenich's responsibility) and (ii) providing production capacity in order to meet the Business Plan (which shall be Amyris' responsibility) which plan will be prepared and presented to the Steering Committee at the time required by the Steering Committee, and which will include milestones and timelines for execution.

1.34    “Steering Committee” will have the meaning set forth in section 2.6 of this Agreement.

1.35    “Strain” means a genetically modified microbial organism developed by or on behalf of either Party or its Affiliates or jointly by or on behalf of the Parties or their Affiliates, in each case, in the performance of any activities under a Work Plan, that includes at least [*].

1.36    “Strain Generation Technology” means any and all information and inventions, which information or inventions relate to the genetic engineering of microbial host cells, genetically modified host cells, fermentation methods for making isoprenoid compounds using genetically modified host cells, recovery of isoprenoid compounds from fermentation broth, isolation of isoprenoid compounds directly from fermentation broth and all intellectual property rights therein or pertaining thereto.

1.37    “Supply Agreement” means the Supply Agreement to be entered into pursuant to section 2.3 for the supply by Amyris to Firmenich of Intermediates or Ingredients, as the case may be.

1.38    “Target Cost” means, for the Initial Ingredient, an initial target fermentation and recovery cost for all production activities performed by or on behalf of Amyris of US [*] dollars (US$[*]) per [*] of the Initial Ingredient, which meets the Ingredient Specifications, exclusive of logistics and transportation and any further polishing, distillation, blending with [*], if applicable, or other production activities to be conducted by Firmenich. For all other Ingredients, the targeted dollar amount of initial target fermentation and recovery cost will be determined using a Target Cost Model.

1.39    “Target Cost Model” means the model which, inter alia, presents underlying assumptions, estimates and, to the extent possible, actual costs comprising the Target Cost, which Target Cost Model shall be in the form agreed upon by the Steering Committee.

1.40    “Technical Committee” will have the meaning set forth in section 2.7 of this Agreement.

1.41    “Termination Date” means, with respect to the expiration or termination of this Agreement, the effective date of such expiration or termination.

1.42    “Third Party' means any individual, company, organization or entity other than Amyris, Firmenich and their respective Affiliates.

1.43    “Work Plan” means the activities performed in connection with a Project, as detailed in section 2.2 and Appendix A hereto.

2.SCOPE

2.1    General Scope. The Parties will collaborate to develop, produce and commercialize Ingredients meeting agreed specifications using Amyris' Strain Generation Technology and Firmenich Background Intellectual Property for use and sale as an ingredient in a Fragrance or Flavor in the F&F Market except for the Exclusions. The Parties may propose to develop any compound, set of compounds or blend of compounds meeting the definition of Ingredient except for those expressly within one or more Exclusions. Amyris must, before the start of any research and development of any Ingredient, notify Firmenich as soon as reasonably possible if Amyris is aware or should be

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

reasonably aware of any Exclusion which may prohibit or limit the exclusivity rights granted by Amyris to Firmenich under this Agreement, including notification if a molecule proposed during the Steering Committee falls within the Exclusions. If any such Exclusion exists with respect to such Ingredient, Amyris must provide Firmenich written reasons justifying such Exclusion. For the Projects, Amyris will provide the contributions set out in section 3.2 and Firmenich will provide the contributions in section 3.3. The foregoing activities of the Parties are referred to as the “Collaboration” and will be conducted on the terms and conditions set forth in this Agreement. The Parties acknowledge that the Collaboration is limited to the F&F Market except for the Exclusions and that they may compete in the Exclusions and in any market that is outside the F&F Market.

2.2    Research and Development. The Parties will cooperate to use Reasonable Efforts on the research and development of the Ingredients but only as directed from time to time by the Steering Committee using Amyris' Strain Generation Technology (each, a “Project”) on the terms and conditions set forth herein. Each Project will be conducted under a Work Plan, substantially in the form attached hereto as Appendix A which is the Work Plan for the Initial Ingredient (except as needed to adjust for the particular Project). Each Work Plan will describe the research and development activities required to enable Amyris to manufacture the Ingredient to be produced under the Work Plan, as well as Target Cost, Ingredient Specifications, anticipated development timeline, estimate of resources required and a mutually agreed-upon set of development milestones. A Work Plan will be used by the Technical Committee and the Steering Committee to track progress and to allocate resources. It is expected that the division of responsibilities between the Parties will be similar for all Projects. For each new Project undertaken by the Parties, the Work Plan therefor will be entered into within 2 months of the Steering Committee's decision to proceed. During the development phase of each Project, each Ingredient delivered by Amyris to Firmenich will meet the Ingredient Specifications. The development responsibilities of each Party are set forth in more detail in Article 3 below. The term of the research and development activities hereunder shall be as set forth in Article 20 (Term and Termination).

2.3    Supply.

2.3.1    The goal of each Project is to develop the relevant Ingredient which meets the Ingredient Specifications for production and commercialization in the F&F Market. If the Steering Committee decides that Amyris is the nominated manufacturer and supplier of the Ingredient, Amyris will produce and sell the applicable Ingredient to Firmenich for use in the F&F Market under a Supply Agreement to be negotiated by the Parties. The Supply and Commercialization Agreement for the Initial Ingredient was previously completed by the Parties and is referred to herein as the “Supply Agreement for the Initial Ingredient.” It will remain in place until amended and replaced by the Supply Agreement. The Supply Agreement will be completed by June 2013, or such other date as may be agreed by the Parties, substantially in line with the principles set out in Appendix B, and thereafter will be the Supply Agreement for all Ingredients. Subject to the foregoing, the Ingredients will be produced by Amyris (or on behalf of Amyris) for supply to Firmenich on the terms and conditions set forth in the Supply Agreement. Firmenich will purchase the Ingredients in accordance with the Supply Agreement and, if necessary, conduct further finishing of the Ingredients, as it deems appropriate, for purposes of internal use as well as for external sale in the F&F Market.

2.3.2    If the Steering Committee decides that any Intermediate has commercial value for external sale or may be utilized by Firmenich for internal use and that Amyris is the nominated manufacturer and supplier of that Intermediate, that Intermediate may also be produced and sold under the Supply Agreement. Otherwise, the Parties will discuss in good faith the potential terms and conditions of such supply, providing however that both Parties must consent to such a supply arrangement.

2.4    Manufacturing.    For purposes of this Agreement and subject to Article 20, Amyris will perform the fermentation and isolation-related steps for the Intermediates and Ingredients, and Firmenich will perform the polishing of Ingredients, and, as agreed to on a case-by-case basis, the downstream chemical conversion and other transformation of the Intermediates or Ingredients, unless otherwise expressly agreed by the Parties or expressly set out in this Agreement.

2.5    Commercialization. Firmenich will use, on a Reasonable Efforts basis, its marketing and distribution capabilities to sell Ingredients to the F&F Market except for the Exclusions, for purposes of internal use as well as for external third party sales. Firmenich will be responsible for developing a Business Plan for each Ingredient, and will use Reasonable Efforts to optimize the return on sales of the Ingredients for both Parties. Firmenich shall use Reasonable Efforts to market and sell such Ingredients in the F&F Market except for the Exclusions. The precise nature and elements of the marketing and sale activities shall be at the sole and absolute discretion of Firmenich. Ingredients for commercialization will be selected by the Steering Committee if they meet the milestones determined by the Steering Committee for each of them, such as Target Cost, olfactory standards as determined by Firmenich's perfumers, and ability to be produced on a commercial scale and at Target Cost. Firmenich shall keep the Steering

Committee advised of its commercialization activities and shall seek and reasonably consider advice and input from the Steering Committee. As set forth in more detail in Article 9, Firmenich shall have exclusive rights in the F&F Market except for the Exclusions to commercialize and use the Intermediates and Ingredients subject to this Agreement.

2.6    Steering Committee.

2.6.1    A Steering Committee composed of two representatives who are employees of each Party (beginning with [*] and [*] from Firmenich and [*] and [*] from Amyris, any of whom can be substituted at any time in the sole discretion of their respective employer, Firmenich or Amyris) will meet quarterly until the Termination Date of the last Commercialization Program or as otherwise mutually agreed by the Parties. Additional employees of either Party may attend and participate in discussions at Steering Committee meetings with the prior approval of the other Party. The role of the Steering Committee will extend through the Supply Agreement and accordingly will be to set the overall strategy and business direction of each of the Projects. The Steering Committee's role, in addition, will be to foster a spirit of collaboration between the Parties and oversee and coordinate each Party's activities to optimize capital efficiency. The Steering Committee will be responsible for review and approval, subject to the terms of section 2.6.3 below, of selection of Commercial Strains, Ingredients, Work Plans (and any change to it requiring an increase in the then current Budget for that Project), Target Cost, Target Cost Model, Budgets, Regulatory Plan, Start Up Plan, the Collaboration portfolio of Projects, whether and how to transform an Intermediate into an Ingredient in accordance with section 3.11, commercialization strategy (marketing and distribution) and manufacturing strategy for the Intermediates and Ingredients (including capital expenditure, manufacturing location and proposed manufacturer for the Intermediates and Ingredients, as the case may be), as well as conferring with the Technical Committee on resourcing. The Steering Committee will also be responsible for final approval of resourcing and for resolving any disputes of the Technical Committee where there is a deadlock. Firmenich (and, at Firmenich's request, Amyris) will nominate new Projects and present the business case for proceeding with such Projects to the Steering Committee. In addition, the Steering Committee will review the anticipated Ingredient Price, and Firmenich Production and Commercialization Costs at least quarterly and review the Maximum Annual Production Cap and recommend changes as necessary. The Steering Committee will perform such other duties and functions as may be assigned to the Steering Committee in this Agreement or later assigned to the Steering Committee by written agreement of the Parties. The Steering Committee chairman shall initially be [*], and the chairmanship will rotate between the Parties annually with a new chairman to assume such position after each one year term of office.

2.6.2    All decisions by the Steering Committee will be made by consensus, with one vote cast by each Party (subject to the following). A quorum of one representative from each Party will be required for every meeting. The chairperson of the Steering Committee is responsible for preparing and circulating draft minutes after each meeting for approval at the next meeting. The Steering Committee will, at that meeting, resolve any areas of disagreement or ambiguity if they are unable to fully concur with the draft minutes. The chairperson will within ten (10) days circulate the revised minutes for approval, and if the Steering Committee still fail to agree, the Steering Committee will meet by teleconference or otherwise within the following five (5) days, with the process repeated until the Steering Committee agrees on the final written minutes, which shall be signed or acknowledged by all members of the Steering Committee.

2.6.3    Deadlock
(a)In the event of any deadlock at the Steering Committee on matters of implementation after the Steering Committee has unanimously approved a Project:

(1)
Amyris has the deciding vote as to matters concerning strain production, scale up and manufacture (but not on choosing the manufacturer if the Steering Committee decides Amyris is not the nominated manufacturer and supplier), including as part of its responsibilities in preparing and implementing the Start-Up Plan, and regulatory responsibilities that have been allocated to it under the Regulatory Plan and day to day management of any Work Plan; and

(2)
Firmenich has the deciding vote as to matters concerning the polishing, blending or other production activities conducted by Firmenich to ensure suitability of the Intermediate or Ingredient, as the case may be, for use in the F&F Market and commercialization (including sales, marketing and distribution strategy) including as part of its responsibilities in preparing and implementing the Start-Up Plan and regulatory approval process (to the extent regulatory responsibilities have been allocated to it under the Regulatory Plan).

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)Starting three years after the Effective Date, Firmenich has the deciding vote in the event of any deadlock at the Steering Committee as to matters concerning necessary adjustments to the Strategic Model if market conditions demonstrate benefits to change pursuant to section 3.1, provided however that Firmenich agrees to always adjust such Strategic Model only in the best interest of the Collaboration and that Firmenich does not make more than one major unilateral revision to the Strategic Model more than once a year.

(c)When a Party has the deciding vote, it will consider the other Party's comments in good faith. Prior to a Party casting a deciding vote, the non-deciding Party may request that the Dispute be escalated to the Party's respective Chief Executive Officers in accordance with the procedures set forth in section 7.1. If the Chief Executive Officers are unable to reach consensus, the Party with the deciding vote has final authority on the issue and the matter may not be sent to arbitration.

2.6.4    The Steering Committee and any Technical Committee formed in connection with this Agreement will continue to exist until the first to occur of (a) the Parties mutually agreeing to disband one or both such committees, or (b) one Party providing to the other Party written notice of its intention to disband and no longer participate in one or both such committees, which either Party retains the right to do at any time during the term of this Agreement, in its sole discretion. In the event one Party has provided written notice as referred to in this section 2.6.4 to disband one or both such committees, such affected committee will consist solely of the Party not exercising its right to disband, all committee responsibilities will be reassigned to such Party, based on mutual agreement with dispute resolution as would apply under this Agreement in the case of an analogous decision by such committee, and the non disbanding Party will retain the final decision making authority assigned to the disbanding Party in section 2.6.3 with respect to certain subject matters (subject to the escalation provisions described above).

2.7    Technical Committee. A Technical Committee for each Project composed of two representatives of each Party (currently [*] and an additional member to be named within fifteen (15) days of the Effective Date from Firmenich and [*] and [*] from Amyris, any of whom can be substituted at any time in the sole discretion of their respective employer, Firmenich or Amyris) will meet as frequently as deemed necessary by its members to fulfill its role. The role of the Technical Committee will be (i) developing Work Plans for each Ingredient (except the Initial Ingredient) for submission to the Steering Committee for approval, (ii) overseeing and coordinating the Parties' activities under each Work Plan, (iii) reviewing the Work Plan at least every three (3) months and making changes, if any are necessary or otherwise beneficial to the Project, to the Work Plan (or recommending such changes to the Steering Committee for approval if such changes require an increase in the Budget), (iv) monitoring and evaluating progress under the Work Plan, (v) reporting status and progress to the Steering Committee, including notice of any potential technical infeasibility of the Project, (vi) making recommendations to the Steering Committee on allocation of technical resources (using the number of FTEs available based on funding agreed to by the Steering Committee), (vii) evaluating and approving the proposed description and content of the Escrowed Materials to be deposited pursuant to section 3.4; and (viii) performing such other duties or functions as may be assigned by mutual agreement of the Parties. The Technical Committee chairman is initially [*], and chairmanship will rotate between the Parties annually. The chairperson of the Technical Committee is responsible for preparing and circulating draft minutes after each meeting for approval at the next meeting. In the event of any deadlock at the Technical Committee, the matter will be escalated to the Steering Committee.

3.Development Responsibilities

3.1    Project Activities and Budget. Under the oversight of the Technical Committee and the Steering Committee, Amyris and Firmenich will each perform, or cause its Affiliates to perform, the activities designated for such Party in each Work Plan, in each case, in accordance with the timeline set forth in the Work Plan, as modified from time to time in accordance with this Agreement. The Work Plan for the Initial Ingredient is set forth in Appendix A hereto. The budget for each Project (the “Budget”) will be submitted to the Steering Committee for approval concurrently with the Work Plan for the Project. If the Technical Committee determines that a Project cannot be completed without exceeding the Budget for the Project by more than ten (10) percent, then the Technical Committee will submit a request to the Steering Committee to increase the Budget, provided that such request will not, in aggregate with the other Projects, exceed the Funding or the aggregate funding for the applicable year pursuant to section 3.10, as the case may be. Either Party, directly or through its representatives on the Technical Committee, may propose updates to the Work Plan to the Technical Committee from time to time as appropriate in light of changed circumstances. Any changes to the Work Plan, including the Budget, will require the consent of the Technical Committee and any increase in the Budget will require the consent of the Steering Committee. Firmenich will provide the Steering

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Committee with a proposed model for the portfolio of Projects and priorities for the first three (3) years of the Collaboration (the “Strategic Model”), which shall be in the form appended hereto as Appendix C. Once the Strategic Model has been approved by the Steering Committee, Amyris will conduct its research and development activities in accordance with the Strategic Model, and any material deviation from it that is not corrected upon reasonable notice shall be considered a Material Breach by Amyris. However, the Steering Committee will regularly review the Strategic Model and make any adjustments if market conditions demonstrate benefits to change the priority of the development or production of the Ingredients.

3.2    Amyris Contributions and Responsibilities. Amyris shall provide Strain Generation Technology, Amyris Collaboration Intellectual Property, Amyris Background Intellectual Property and its research and development infrastructure, employee labor, pilot facilities and bio-manufacturing expertise. Amyris shall provide a core team to deliver Projects which will be supported by other Amyris employees or contractors with development and scale up expertise. Amyris shall only contribute funding as described in section 3.10. In addition, Amyris will be responsible to (a) develop and optimize a Strain or Strains for the production of each Ingredient in accordance with the Ingredient Specifications, including a process for the capture and isolation of the Ingredient from fermentation broth by conducting the activities in an approved Work Plan, (b) conduct process development and scale-up activities by conducting the activities in an approved Work Plan, (c) develop, at its sole cost, manufacturing capability for the initial production of commercial quantities of the Ingredient in accordance with the Start-Up Plan with the goal of achieving the Target Cost, (d) prepare and implement the portions of the Regulatory Plan for which it is responsible (e.g., relating to approvals required for operation of the production facility), (e) prepare and implement, at its sole cost, the portions of the Start-Up Plan for which it is responsible (e.g. relating to securing production capacity for the Ingredient), (f) propose updates to the Target Cost Model on an annual basis or whenever there is a material change in underlying assumptions (e.g., raw material purchasing strategy, fermentation productivity, batch time, labor, energy costs and geographical location) to optimize long term returns for both Parties, and (g) for potentially useful new products and technologies known to Amyris, including but not limited to new strain technologies, Amyris will inform the Steering Committee of such products and technologies, and Amyris will use reasonable and good faith efforts to be able to incorporate such products and technologies. Amyris further agrees to use its best efforts to obtain a license for the Collaboration to any Patents that would prevent the Parties from pursuing a Project. The Amyris FTEs and sub-contracting expense associated with Amyris' performance of the foregoing Work Plan activities will be included in Collaboration Costs (defined in section 4.1), which for the avoidance of doubt, is covered by the funding in section 3.10. Amyris will generally update the Target Cost Model and report on its activities under the Regulatory Plan and Start-Up Plan as needed, for presentation to and review by the Steering Committee on a quarterly basis. Amyris will discuss with Firmenich major decisions involving Intermediate and Ingredient manufacturing that may have a significant impact on long term returns for both Parties; provided that this does not affect any of Amyris' decision-making rights under this Agreement.

3.3    Firmenich Contributions and Responsibilities. Firmenich shall provide funding for the Collaboration as described in more detail in section 3.10. Firmenich will be responsible for (a) providing resources to assist Amyris in its development of Strains for the production of each Ingredient, including by providing the sequence of certain synthases, as specified in the Work Plan (but only if agreed to by the Parties after a review of data regarding the use of such synthases) and providing analytical methodologies and support; (b) providing expertise in downstream purification, polishing, distillation, blending, or other processing of the Ingredient to ensure that it will meet specifications unique to the F&F Market; (c)  preparing and implementing the portions of the Regulatory Plan for which it is responsible (e.g., TSCA and REACH), (d) preparing and implementing, at its sole cost, portions of the Start-Up Plan for which it is responsible (e.g. customer acceptance of the Ingredient in the F&F Market); and (e)  communicate changes in the Business Plan at least annually or whenever there is a material change in assumptions underlying the Business Plan (e.g. market pricing, estimated demand and competitive landscape) or in the costs of production and/or distributing a Product to optimize long term return for both Parties. Firmenich will generally update the Business Plan and report on its activities under the Regulatory Plan and Start-Up Plan as needed, for presentation to and review by the Steering Committee on a quarterly basis. For the avoidance of doubt, the foregoing will in no regard affect Firmenich's sole right to make decisions relating to sales and marketing strategy and operations with respect to each Intermediate or Ingredient, as the case may be, or require disclosure of Firmenich Confidential Information relating to its sales and marketing strategy or operations. Firmenich will discuss with Amyris major decisions involving sales and marketing of Firmenich Products that may have a significant impact on long term returns for both Parties with respect to each Ingredient; provided, that this does not affect any of Firmenich's decision-making rights under this Agreement. Firmenich will not be obliged, in connection with this Agreement, to provide to Amyris or Amyris Entities any Firmenich Non-Project Intellectual Property, any biological materials nor any chemical or other transformation of any Intermediate or Ingredient under this Agreement, except as Firmenich may expressly agree to provide pursuant to section 3.11.

3.4    Development Strain Escrow. Amyris will deposit, at Firmenich's expense (including reasonable expenses of Amyris FTEs), with a mutually agreed third party subject to an escrow agreement with the Parties (“Escrow Agent”), for each Intermediate and Ingredient, as applicable (a) not less than five nor more than one hundred of the most advanced Strains developed under the Work Plan (the amount within such range to be determined by the Technical Committee), or if an Intermediate and Ingredient has been commercialized, the Commercial Strain; (b) a technical report (including strain development history) describing the work to date under the Work Plan; and (c) copies of all supporting SOPs and all other material development-related documentation for each Intermediate and Ingredient developed under its Work Plan (collectively the “Escrowed Materials”). Amyris will bank the most current Strains for each Intermediate and Ingredient that has not yet reached commercialization every 6 months during the term of this Agreement and at the completion of each milestone for that Intermediate or Ingredient. Amyris will also bank the most current version of the Escrowed Materials for a Strain that has been selected by Amyris to produce an Intermediate or Ingredient in commercial quantities according to commercial specifications (each, a “Commercial Strain”) every 6 months during the Term to reflect any changed Escrowed Materials for a Commercial Strain and, if Firmenich has the right to access such Escrowed Materials following expiration or termination of this Agreement, prior to anticipated expiration or termination of this Agreement to reflect any changed Escrowed Materials. Amyris must, inform, before each and every deposit, the Technical Committee of the timing and description of the Escrowed Materials to be deposited. Firmenich may also, from time to time, obtain access to the Escrowed Materials for audit purposes, in particular to verify that the Escrowed Materials have been properly submitted and stored (provided that such access shall not include the ability to read or make copies of the reports, documentation, Strains or Commercial Strains or take possession of any Escrowed Material and, if Amyris requires, Firmenich's representative must be accompanied by Amyris' representative during such audit) and to allow testing by an independent laboratory reasonably agreed to by the Parties to evidence that the Strains or Commercial Strains, as the case may be, meet the specifications. For the avoidance of doubt, such independent laboratory would not have limitations with respect to reading reports or documentation but could not maintain copies of any reports, documentation or Strains or Commercial Strains after completing testing. Firmenich will have the right to access such Escrowed Materials in connection with the exercise of the Second Source Option or the Discretionary Second Source Option. In addition, the Escrowed Materials will be released from escrow for Firmenich's access under the conditions set forth in Article 20. However, Amyris will have no escrow obligations under this section and Firmenich will not be entitled to such right of access, if Firmenich is then in Material Breach of this Agreement or an applicable Supply Agreement or experiencing an Event of Insolvency or Change in Control. Firmenich may not transfer the Commercial Strain to any Third Party other than as permitted under this Agreement to an Alternate Supplier who has agreed in writing to comply with the terms and conditions set forth in Appendix D.

3.5    Diligence. During the term of this Agreement, each Party will use Reasonable Efforts to conduct the activities assigned to it under this Article 3 and each Work Plan. Except as otherwise set forth in this Agreement and Work Plan (where there is an overlap in activities), each Party bears its own costs with respect to activities under the Start-Up Plan.

3.6    Regulatory Plan. All of the costs incurred by the Parties under any Regulatory Plan approved by the Steering Committee will be added together and funded 50% by each Party, on an on-going basis. For the avoidance of doubt, such costs shall only include costs after the Initial Ingredient. The costs of complying with the Regulatory Plan will be added to the applicable Budget, and the Steering Committee will decide at what time and in what manner the Parties will be reimbursed for their Regulatory Plan costs. Regulatory Plan costs of each Party must be paid or accounted for in connection with the distribution of any Profits.

3.7    Performance and Subcontracting. Each Party will perform its respective Project activities in material compliance with applicable laws, rules and regulations. In addition, each Party will be responsible for securing any regulatory or other governmental approvals in order to conduct the Project activities assigned to it, except as may otherwise be allocated in the Regulatory Plan or this Agreement. Either Party may subcontract the performance of its respective activities under this Agreement; provided that (a) the subcontracting Party will oversee the performance by its subcontractors of the subcontracted activities in a manner that would be reasonably expected to result in their timely and successful completion and will remain responsible for the performance of such activities in accordance with this Agreement and the Work Plan, and (b) any agreement pursuant to which a Party engages a subcontractor will (i) be consistent in all material respects with this Agreement and (ii) contain terms obligating such subcontractor to: (A) comply with the non-disclosure and non-use provisions of this Agreement; and (B) provide the non-subcontracting Party with substantially the same rights with respect to any intellectual property arising from the performance of the subcontracted obligation as the non-subcontracting Party would have under this Agreement if such intellectual property had arisen from the performance of such obligation by the subcontracting Party; provided, further, however, that the Parties will confer and reach agreement on the subcontracting of any strain engineering activities prior to any such subcontracting.

3.8    Records and Inspection. Each Party will maintain, or cause to be maintained, all records and documentation relating to its activities under each Project, in sufficient detail to support filing for intellectual property protection for the Collaboration Intellectual Property and in material compliance with applicable laws, rules and regulations. Such records and documentation will be complete and accurate and will fully and properly reflect all work done under this Agreement, including in the performance of each Work Plan, and, when applicable, for use in connection with Patent filings, prosecution and maintenance for the Collaboration Intellectual Property. Such records and documentation will be retained for at least three (3) years or such longer period as may be required by applicable laws, rules and regulations. Each Party will use diligent efforts to ensure that such records and documentation include only information with respect to such activities and do not include, and are not commingled with, records of activities outside the Collaboration. Each Party will have the right, during normal business hours and upon reasonable notice, to inspect and copy any records maintained by the other Party pursuant to this section 3.8, for use by the receiving Party solely in connection with the performance of the Collaboration in a manner consistent with the terms of this Agreement or the enforcement of its rights under this Agreement. Each Party will notify the other Party prior to destroying any records required to be maintained under this section 3.8 and the other Party will have the right to take custody of such records and documentation within thirty (30) business days after receipt of such notice.

3.9    Reports. Each Party will present a report to the Technical Committee at each of its quarterly meetings describing (a) the Work Plan activities that it has performed, or caused to be performed, over the preceding quarter and course of each Project, evaluating the work performed in relation to the goals and timeline of each Work Plan, (b) its research and development activities in process and the future activities it expects to initiate during the then-current calendar year, as compared to the Work Plan, and (c) in the case of Amyris, the Collaboration Costs (as defined in section 4.1) incurred, and expected to be incurred, for the then-current calendar year, as compared to the Budget set forth in the Work Plan. In addition, each Party will report promptly to the Technical Committee through its respective Technical Committee representatives any material developments with respect to activities that it is responsible for performing under the Work Plan. Each Party will present to the Steering Committee, at least once per calendar quarter during the term of this Agreement, a report describing (i) its activities pursuant to the Regulatory Plan performed, or caused to be performed, over the preceding quarter and the course of the Project, and evaluating the Parties' activities performed in relation to the goals and timelines of such plan and (ii) following preparation of the Start-Up Plan, its activities conducted, or caused to be conducted, pursuant thereto.

3.10    Funding.

3.10.1    The following mechanism will be used to fund the activities under the Work Plan(s) for the first three (3) years of the Collaboration. Firmenich shall make a nonrefundable payment of US$10 million to Amyris for each of the first three (3) years of the Collaboration. The first such US$10 million payment will be received no later than March 31, 2013 and two more payments of US$10 million each will be made on each subsequent one year anniversary of the Effective Date for a total payment of US$30 million (“Funding”). The Funding will not be subject to increase or decrease at any time. For the avoidance of doubt, nothing about the nature of these payments, including their nonrefundability, is meant to limit the remedies or damages or the amount thereof, if any, available to Firmenich under this Agreement. Failure to make any of these payments as scheduled shall be deemed a Material Breach unless Firmenich has the right to terminate for Cause.

3.10.2    In addition, Firmenich will make the following three milestone payments to Amyris on the following conditions:

•
Two million U.S. dollars (US$2,000,000) within thirty (30) days of achieving the Target Cost or less per kilogram of the Initial Ingredient meeting the Ingredient Specifications when the Initial Ingredient is produced by Amyris (or on its behalf) at a commercial scale (i.e., in a 40,000 liter fermenter or larger, at Amyris' option) (the “Qualifying Run”); provided, that in determining whether or not the Target Cost is achieved in such Qualifying Run, the Parties will use the agreed assumed costs of raw materials and fermentation as set forth in the Target Cost Model, not the actual costs for such raw materials and fermentation incurred by Amyris in such Qualifying Run;

•
One and one-half million U.S. dollars (US$1,500,000) within thirty (30) days of achieving a milestone for the next Ingredient, such milestone to be defined by the Technical Committee for that Ingredient; and

•
One and one-half million U.S. dollars (US$1,500,000) within thirty (30) days of achieving a milestone for a third Ingredient, such milestone to be defined by the Technical Committee for that Ingredient.

The second and third milestones above will be defined by the Technical Committee no later than June 30, 2013 and June 30, 2014, respectively for each of the second and third Ingredients. The milestones will reflect achievement of certain technical parameters, such as yield and productivity of Strains, and/or delivery of a specified sample volume of the Ingredient such that it provides confidence to the Parties that Amyris has sufficiently progressed on the Project to allow the Parties to envision and plan for commercialization of the applicable Intermediate or Ingredient.
3.10.3    The Parties will each fund 50% of the Collaboration Costs (as defined in section 4.1) in years four (4) through to six (6) of the Collaboration. Firmenich shall pay its share of the funding to Amyris on a monthly basis at the start of thirty (30) days after the fourth (4th) year from the Effective Date. Payments will take place within thirty (30) days from Firmenich receiving the corresponding invoice from Amyris. Unless otherwise agreed by the Parties, the total funding for the three (3) year period shall not exceed US$[*] million in aggregate with specific annual investments to be determined by the Steering Committee. If there is a disagreement between the Parties on the appropriate amount of funding for any year during years four (4) through to six (6) of the Collaboration, then Firmenich may solely decide the amount that it wishes to fund, and Amyris will not be required to contribute any funding beyond matching the amount provided by Firmenich. Except as otherwise agreed by the Parties in writing, nothing in this Agreement shall require Amyris to fund Firmenich employees without Amyris consent at any time during the Collaboration. There is no obligation for either Party to fund any research and development commitments in year seven (7) and beyond, but if the Parties mutually agree to continue with a Project, any funding will be on a 50/50 basis. The method of payment for funding in year seven (7) and beyond will be mutually agreed to by the Parties.

3.11    Conversion from Intermediate to Ingredient

3.11.1    The Parties agree that, whenever possible, they will attempt to use Amyris Collaboration Intellectual Property to incorporate enzymatic steps to obtain an Ingredient.

3.11.2    If the Technical Committee determines that Amyris is unable to reach the Target Cost of any Ingredient through the use of Amyris Strain Generation Technology, or available Amyris Non-Project Intellectual Property or available Amyris Background Intellectual Property or decides for other reasons to go forward with developing the Ingredient from any Intermediate by using other technology, then the Steering Committee will determine the appropriate means of developing such Ingredient.

3.11.3    If Firmenich is willing to offer Firmenich Non-Project Intellectual Property to conduct conversion of an Intermediate to an Ingredient, and the Steering Committee decides that such conversion should reasonably be accomplished through the use of Firmenich Non-Project Intellectual Property, then any intellectual property conceived, reduced to practice, made or otherwise generated in connection with the research and development of any such Intermediate and/or modification of Intermediate(s) to develop such Ingredient(s), including without limitation any novel composition and methods of making such Ingredient from any Intermediate, shall be Firmenich Non-Project Intellectual Property. Firmenich Non-Project Intellectual Property shall only be used by the Collaboration in connection with this section 3.11.3.

3.11.4    In the case of section 3.11.3, the Parties will discuss in good faith a fair and reasonable royalty payment to be paid by Amyris to Firmenich for the use of Firmenich Non-Project Intellectual Property (“Firmenich Non-Project Royalty-Bearing Intellectual Property”) to develop such Ingredient. Such payments by Amyris to Firmenich may be via offsets or deductions against payments otherwise due to Amyris, as may be agreed by the Parties. The Parties shall agree upon such fair royalty payment within thirty (30) days, or such longer period as may be agreed by the Parties, of Firmenich's notice to commercialize such Ingredient. Any such payments shall reflect the value of the Firmenich Non-Project Royalty-Bearing Intellectual Property in the development of such Ingredient. Such royalty must be paid or accounted for in connection with the distribution of any Profit. If the Parties are unable to agree on such financial terms, they shall escalate such matter to the Chief Executive Officers for resolution in accordance with section 7.1 of this Agreement. For clarity, any license of Firmenich Non-Project Intellectual Property that is owned by a third party, shall be licensed subject to any obligations, financial or otherwise, incurred as a result of the grant or practice of any sublicense thereto, and Amyris must agree to comply with such obligations to obtain the applicable license rights.

3.11.5    If the Steering Committee decides that conversion of an Intermediate to an Ingredient may be best accomplished by a Third Party with sufficient expertise and reputation, the Parties will split the research and development for developing such Ingredient on a 50/50 basis. Any intellectual property conceived, reduced to practice, made or otherwise generated in connection with the research and development of any such

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Intermediate and/or modification of Intermediate(s) to develop such Ingredient(s), including without limitation any novel composition and methods of making such Ingredient from any Intermediate, shall be Firmenich Non-Project Intellectual Property.

4.Audit Rights

4.1    Record Retention. Amyris will maintain (and will ensure that its Affiliates and sublicensees will maintain) complete and accurate books, records and accounts that fairly reflect its costs of performing the activities assigned to it (the “Collaboration Costs”) in sufficient detail to confirm the accuracy of any payments required hereunder and in accordance with accounting standards set forth in section 4.5. Such books, records and accounts will be retained by Amyris until the later of (i) three (3) years after the end of the period to which such books, records and accounts pertain, and (ii) expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by applicable law.

4.2    Audit. Firmenich will have the right to have an independent certified public accounting firm of recognized standing, reasonably acceptable to Amyris, have access during normal business hours, and upon reasonable prior written notice, to such of the records of Amyris (and its Affiliates and sublicensees) as may be reasonably necessary to verify the accuracy of the Collaboration Costs (especially Amyris' FTE costs) for any calendar quarter ending not more than twenty four (24) months prior to the date of such request; provided, however, that Firmenich will not have the right to conduct more than one such audit every twelve (12) months. The accounting firm will disclose to Firmenich whether such Collaboration Costs are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Firmenich. Firmenich will bear the cost of such audit unless the audit reveals that Amyris overreported its Collaboration Costs for the calendar quarters that are the subject of the audit by more than 5% of the actual Collaboration Costs for such calendar quarters, in which case Amyris will bear the cost of the audit. The results of such accounting firm will be final, absent manifest error.

4.3    Payment of Additional Amounts. If, based on the results of an audit conducted pursuant to section 4.2, a refund is owed by Amyris or additional payments are owed by Firmenich under this Agreement, such Party will make such refund or additional payments, as applicable, with interest from the date originally due at the rate of one percent (1%) per month, within sixty (60) days after the date on which such accounting firm's written report is delivered to such Party.

4.4    Confidentiality. Firmenich will treat all information subject to review under this Article 4 as Amyris Confidential Information in accordance with the confidentiality, non-use and non-disclosure provisions of Article 8 of this Agreement and will cause its independent certified public accounting firm to enter into a reasonably acceptable confidentiality agreement with Amyris obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

4.5    Accounting Standards. Financial calculations, including with respect to Collaboration Costs, required to be made hereunder will be made in accordance with United States generally accepted accounting principles as in effect from time to time, as consistently applied by the applicable Party.

4.6    Adjustments. In addition to the audit of Amyris FTE costs, Amyris will provide a report to the Steering Committee once a year, if requested by Firmenich, on its current FTE costs. The Parties agree that the cost per year for the first three years of the Collaboration for each Amyris FTE will be US$500,000 for the purposes of this Agreement. If the Amyris FTE costs decrease, Amyris will so update the Steering Committee. The Steering Committee will, after the first three (3) years of the Collaboration, determine if adjustments need to be made to the number of FTE's working on a Project based on the funding commitments and will work to optimize the efficiencies of the FTE's to progress as quickly as possible with each Project

5.INTELLECTUAL PROPERTY

5.1    Licenses

5.1.1    Research Licenses. Each Party hereby grants to the other Party (and also to its Affiliates) a royalty-free, non-exclusive, non-sublicensable license under its Background Intellectual Property and Collaboration Intellectual Property, solely to the extent necessary to allow the other Party (and its Affiliates) to perform its obligations under this Agreement and Work Plans.

5.1.2    Other licenses granted by Amyris. In each of the licenses granted by Amyris to Firmenich hereunder, Amyris and the Amyris Entities hereby grant the following licenses:

(a)Amyris hereby grants to Firmenich an exclusive, perpetual (subject to the termination provisions of this Agreement), sublicenseable (through multiple tiers of sublicensees), worldwide, royalty-free license under its Background Intellectual Property and Amyris Collaboration Intellectual Property to make, have made, polish, blend and/or prepare the Intermediates and Ingredients for use in Firmenich Products sold in the F&F Market except for the Exclusions.

(b)Subject to Firmenich's exercise of its Second Source rights as set forth in this Agreement, Amyris hereby grants to Firmenich a non-exclusive, royalty-free license, sublicensable to any Alternate Supplier, under its Background Intellectual Property and Amyris Collaboration Intellectual Property, to make and have made the Intermediates and Ingredients solely at the approved location of the Alternate Supplier for use by Firmenich or its designees in Firmenich Products sold in the F&F Market except for the Exclusions.

(c)Amyris hereby grants to Firmenich an exclusive, perpetual (subject to the termination provisions in this Agreement), sublicensable (through multiple tiers of sublicensees), worldwide, royalty-free license under its Background Intellectual Property and Amyris Collaboration Intellectual Property to formulate Intermediates and Ingredients in order to make and have made Firmenich Products. Notwithstanding the foregoing, and without limitation, the license grant set forth in this subsection (c) will extend to the polishing, blending and preparing of the Intermediates and Ingredients for use in Firmenich Products.

(d)Amyris hereby grants to Firmenich an exclusive, perpetual (subject to the termination provisions in this Agreement), sublicensable (through multiple tiers of sublicensees), worldwide, royalty-free license under its Background Intellectual Property and Amyris Collaboration Intellectual Property to use, sell, offer for sale, commercialize, export and/or import Firmenich Products in the F&F Market except for the Exclusions.

(e)Upon written request by Firmenich, Amyris will, at its sole discretion, grant to Firmenich an option, exercisable at Firmenich's sole discretion on a case by case basis, to obtain an exclusive, royalty-bearing, sublicensable (through multiple tiers of sublicensees), worldwide (or at Firmenich's request, on a country-by-country basis) perpetual license under the Amyris Non-Project Intellectual Property that is not included in Amyris Collaboration Intellectual Property to use, make, have made, sell, offer for sale and/or import Ingredients and Intermediates for use in Firmenich Products solely for applications in the F&F Market except for the Exclusions. If such option is exercised, the Parties shall negotiate in good faith commercially reasonable terms and conditions, including a commercially reasonable royalty rate, during a 90-day period following notice of the exercise of such option. If the Parties cannot agree on such terms within such period, the Parties shall escalate such matter to the Chief Executive Officers for resolution in accordance with section 7.1 of this Agreement, and the terms and conditions agreed upon by the Chief Executive Officers (if any) shall be effective as of the date the option was exercised.

(f)In the case of all licenses granted by Amyris with respect to Non-Project Intellectual Property and Background Intellectual Property under this Agreement where such intellectual property is also applicable to the Exclusions, the Parties acknowledge and agree that Amyris will only grant licenses to Patents and Patent applications to Firmenich to the extent it Controls such Patents and Patents application under its collaborations with Third Parties.

The foregoing licenses are limited to applications except for the Exclusions in the F&F Market and Amyris shall retain all rights not specifically granted to Firmenich, including without limitation, all rights with respect to its Background Intellectual Property, Amyris Collaboration Intellectual Property and Amyris Non-Project Intellectual Property for all applications in the Exclusions or outside the F&F Market. For clarity, the foregoing licenses shall not include any right for Firmenich to practice any Strain Generation Technology Controlled by Amyris for the purpose of generating genetically modified microbial host cells expressing Ingredients for or any other purpose. All of the license grants above are subject to the other terms and conditions in this Agreement.
5.1.3    Other licenses granted by Firmenich.

(a)Firmenich hereby grants to Amyris an exclusive (except with respect to, and without in any way limiting, the rights of Firmenich to use a Second Source Option), royalty-free, worldwide, sublicensable (through multiple tiers of sublicensees) license under its Background Intellectual Property, Firmenich Collaboration Intellectual Property, and any Firmenich Non-Project Royalty- Bearing Intellectual Property solely to use, make, have made, sell, offer for sale and/or import the Ingredients and Intermediates for sale to Firmenich or its designees, in accordance with this Agreement and the Supply Agreement.

(b)Firmenich hereby grants to Amyris an exclusive, perpetual (subject to the termination provisions in this Agreement), worldwide, royalty-free (except as set out in, and subject to, section 5.1.3(c)), sublicensable (through multiple tiers of sublicensees) license under the Firmenich Collaboration Intellectual Property to use, make, have made, sell, offer for sale and/or import the Ingredients and Intermediates solely for applications outside the F&F Market.

(c)If Firmenich Non-Project Royalty-Bearing Intellectual Property is used in connection with an Ingredient pursuant to section 3.11, Firmenich hereby grants to Amyris an option, exercisable at Amyris' sole discretion on a Firmenich case by case basis, to obtain an exclusive, royalty-bearing, sublicensable (through multiple tiers of sublicensees), worldwide (or on a country-by-country basis) perpetual license under such Firmenich Non-Project Royalty-Bearing Intellectual Property to use, make, have made, sell, offer for sale and/or import Ingredients and Intermediates for use in Amyris Products solely for applications outside the F&F Market, subject to provisions to be agreed to prevent any use of any such Ingredients or Intermediates for any purpose in the F&F Market. If such option is exercised, the Parties shall negotiate in good faith commercially reasonable terms and conditions, including a commercially reasonable royalty rate, during a 90-day period following notice of the exercise of such option. If the Parties cannot agree on such terms within such period, the Parties shall escalate such matter to the Chief Executive Officers for resolution in accordance with section 7.1 of this Agreement, and the terms and conditions agreed upon by the Chief Executive Officers (if any) shall be effective as of the date the option was exercised.

The foregoing licenses are limited to applications outside the F&F Market and Firmenich shall retain all rights not specifically granted to Amyris, including without limitation, all rights with respect to its Background Intellectual Property, Firmenich Collaboration Intellectual Property, and Firmenich Non-Project Intellectual Property, for all applications in the F&F Market. All of the license grants above are subject to the other terms and conditions in this Agreement.
5.1.4    Ownership.

(a)Amyris Collaboration Intellectual Property will be owned solely by Amyris. Firmenich Collaboration Intellectual Property will be owned solely by Firmenich. Each Party will retain all of its right, title and interest in and to its Background Intellectual Property and additionally in the case of Firmenich, Firmenich's Non-Project Intellectual Property.

(b)Amyris hereby assigns to Firmenich, without further consideration, such right, title and interest that Amyris or its Affiliates may have from time to time (other than by virtue of the license grants from Firmenich herein) in any and all Firmenich Collaboration Intellectual Property and Firmenich Non-Project Intellectual Property to reflect the ownership allocation set forth in this section 5.1.4, and will, at Firmenich's expense, execute all documents and take all actions reasonably requested by Firmenich from time to time to perfect Firmenich's title to and ownership thereof. Such rights are assigned to Firmenich without any restrictions worldwide.

(c)Firmenich hereby assigns to Amyris, without further consideration, such right, title and interest that Firmenich may have from time to time (other than by virtue of the license grants from Amyris herein) in any and all Amyris Collaboration Intellectual Property to reflect the ownership allocation set forth in this section 5.1.4, and will, at Amyris' expense, execute all documents and take all actions reasonably requested by Amyris from time to time to perfect Amyris' title to and ownership thereof. Such rights are assigned to Amyris without any restrictions worldwide.

5.2    Maintenance and Prosecution of Patents

5.2.1    Amyris Patents. Amyris shall have the sole right, but not the obligation (except as otherwise provided in the last sentence of this paragraph), at its sole expense, to prepare, file, prosecute and maintain Patents with respect to the Amyris Background Intellectual Property, the Amyris Non-Project Intellectual Property, and the Amyris Collaboration Intellectual Property (collectively, “Amyris Patents”), including with respect to any related interference, re-issuance, re-examination and opposition proceedings. Firmenich shall be permitted but not obligated to provide Amyris with input on the determination of whether and where to seek patent protection and shall assist Amyris, at the reasonable request of Amyris, from time to time in connection with such activities with respect to the Amyris Collaboration Intellectual Property. For any application for such a Patent that Amyris files with respect to the Amyris Collaboration Intellectual Property which application claims or covers any Strain, Intermediate, Ingredient, or method of making the Strains, Amyris shall (a) prosecute a PCT application for such Patent designating all countries and a national filing for such Patent in each of the following jurisdictions unless otherwise agreed by Firmenich: United States, Brazil, Canada, China, European Union (with subsequent validation in the United Kingdom, France, Germany, Italy, and Spain), Mexico and such other countries as the Parties may agree in writing and (b) for any Patent issuing thereon, maintain such Patent in such countries until such time as this Agreement and the Supply Agreement have been terminated. The Parties will discuss in good faith whether and when to file in India depending on the potential for a negative impact on the protection of other Amyris intellectual property. For each such Patent application subject to the preceding sentence, Amyris shall confer with Firmenich and provide it an opportunity to review and comment on the scope of the claims, any communications received from any patent office relating to any substantive matter and responses to any such communications, but Amyris shall have the final authority in such prosecution activities. Amyris shall not unreasonably refuse any request of Firmenich to seek Patent protection in any jurisdiction with respect to any invention hereunder, especially if Firmenich reasonably demonstrates that it is required or useful for optimization of the Profits.

5.2.2    Firmenich Patents. Firmenich shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain Patents with respect to the Firmenich Background Intellectual Property, the Firmenich Non-Project Intellectual Property and Firmenich Collaboration Intellectual Property (collectively, “Firmenich Patents”), at its sole expense, including with respect to any related interference, re-issuance, re-examination and opposition proceedings. Amyris shall be permitted but not obligated to provide Firmenich with input on the determination of whether to seek patent protection and Amyris shall assist Firmenich, at the reasonable request of Firmenich from time to time in connection with such activities with respect to the Firmenich Patents. Firmenich shall not unreasonably refuse any request of Amyris to seek patent protection hereunder.

5.3    Enforcement of Patents.

5.3.1    Notice. If any Amyris Patent or Firmenich Patent is allegedly or actually infringed by a Third Party and such infringement involves an Intermediate or Ingredient and relates to the F&F Market except for the Exclusions (such infringement, an “Infringement”), the Party first having knowledge of such Infringement shall promptly notify the other Party in writing. The notice shall set forth the facts of such Infringement in reasonable detail.

5.3.2    Amyris Background Intellectual Property and Amyris Non-Project Intellectual Property. Amyris shall, at its sole cost, have the sole right, but not the obligation, through counsel of its choosing, to initiate and conduct (including settle) an infringement action with respect to any Infringement of any Patents within the Amyris Background Intellectual Property or Amyris Non-Project Intellectual Property.

5.3.3    Amyris Collaboration Intellectual Property/Intermediate or Ingredient Composition. Firmenich shall, at its sole cost, have the first right, but not the obligation, through counsel of its choosing, to initiate and conduct (including settle) an infringement action with respect to any Infringement of any Patent within the Amyris Collaboration Intellectual Property for any claim of infringement of a Patent claim covering the composition of matter of the Intermediate or Ingredient, or the use thereof. If Firmenich declines to exercise such first right, or fails to initiate such an action within 180 days of a request by Amyris that Firmenich commence such an action, then Amyris shall have the right to initiate and conduct such an infringement action, at its sole cost.

5.3.4    Amyris Collaboration Intellectual Property/Other Ingredient-Related Technology. Amyris shall, at its sole cost, have the first right, but not the obligation, through counsel of its choosing, to initiate and conduct (including settle) an infringement action with respect to Amyris Collaboration Intellectual Property relating solely to (i) the crude fermentation-derived composition used to produce the Ingredient and/or (ii) the process of converting such crude composition into the Ingredient, and/or (iii) the Strains, and/or (iv) the use of the Strains to make the Ingredients. If Amyris declines to exercise such first right, or fails to initiate such an action within 180 days of a request by Firmenich that Amyris commence such an action, then Firmenich shall have the right to pursue such an infringement action, at its sole cost; provided, however, with regard to (iii) and (iv) above, Firmenich shall have such right only if Firmenich reasonably demonstrates that the at-

issue Infringement would be more probably than not to have a material adverse impact on its commercialization of the applicable Ingredient(s).

5.3.5    Amyris Collaboration Intellectual Property/Strain Generation Technology. Amyris shall, at its sole cost, have the sole right, but not the obligation, through counsel of its choosing, to initiate and conduct (including settle) an infringement action with respect to any Infringement of any Patents within the Amyris Collaboration Intellectual Property for any other claim of infringement, including any Strain Generation Technology.

5.3.6    Firmenich Patents. Firmenich shall, at its sole cost, have the sole right, but not the obligation, through counsel of its choosing, to initiate and conduct (including settle) an infringement action with respect to any Infringement of the Firmenich Patents.

5.3.7    Cooperation. In the event a Party is entitled to and brings an infringement action with respect to an Infringement in accordance with this section 5.3, the other Party shall cooperate fully, at the enforcing Party's cost, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. If a Party pursues an action against such alleged Infringement, it shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such Infringement.

5.3.8    Recoveries. Any recovery in any such action shall first be used to reimburse the Parties for their respective costs incurred in connection therewith, including without limitation, attorneys and expert fees and court costs. The Party bringing such action may retain any remaining amounts.

5.4    Invalidity or Unenforceability Defenses or Actions.

5.4.1    Third Party Defense or Counterclaim. If a Third Party asserts, as a defense or as a counterclaim in any infringement action under section 5.3, with respect to an Infringement, that any Amyris Patent or Firmenich Patent is invalid or unenforceable, then the Party pursuing such infringement action shall, at its sole cost, have the sole right, but not the obligation, through counsel of its choosing, to respond to such defense or defend against such counterclaim (as applicable). In a case in which Firmenich is so enforcing any Amyris Patent and declines or fails to respond to such defense or defend against such counterclaim, then Amyris shall have the right to do so, at its sole cost.

5.4.2    Third Party Declaratory Judgment or Similar Action. If a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Amyris Patent or Firmenich Patent is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. Each Party shall, at its sole cost, have the sole right, but not the obligation, through counsel of its choosing, to defend against such action or claim with respect to its Patents.

5.4.3    Assistance. Each Party shall, at the defending Party's cost, provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this section 5.4, including allowing such other Party access to the assisting Party's files and documents and to the assisting Party's personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party, free of charge, all information in its possession or control that it is aware would assist the other Party in responding to any such action, claim or suit; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege.

5.5    Rights in an Event of Insolvency. All rights and licenses granted under or pursuant to this Agreement by either Party are and will be deemed to be for purposes of Section 365(n) of the US Bankruptcy Code (the “Code”) or any same or similar provision in any jurisdiction other than the United States, licenses of rights to “intellectual property” as defined in Section 101 of the Code or any same or similar provision in any jurisdiction other than the United States. The Parties agree that in the event of an Event of Insolvency of either Party, the other Party, as licensee of such rights (as applicable) under this Agreement, will retain and may fully exercise all of its rights and elections under the Code or any same or similar provision in any jurisdiction other than the United States, subject to any payments due the licensor Party for applicable milestone payments and royalties or other amounts due to the licensor Party as a result of the exercise of such rights. The Parties further agree that, in any Event of Insolvency involving a Party, that the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property licensed to such Party under this Agreement and all tangible embodiments of such intellectual property (including, without limitation, all Escrowed Materials), and same, if not already in its possession, will be promptly delivered to the licensee Party (i) upon any such commencement of a bankruptcy proceeding upon such licensee's written request, or (ii) if not promptly delivered under (i) above, following any rejection of this Agreement by or on behalf of such Party (e.g. by a bankruptcy trustee), upon written request for such transfer by the licensee Party.

6.Representations and Warranties

6.1    Mutual. Each Party hereby represents and warrants to the other as of the Effective Date:

6.1.1    Such Party has the power and authority to enter into this Agreement and perform its obligations hereunder and this Agreement has been duly executed and delivered by such Party.

6.1.2    The execution and delivery of this Agreement and the performance of such Party's obligations under do not conflict with or violate any applicable law or such Party's incorporating documents, or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Third Party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which it is a party or by which it or any of its assets is bound.

6.2    Amyris. Amyris hereby represents, warrants and covenants to Firmenich:

6.2.1    Amyris is a corporation duly organized under the laws of Delaware and has full power and authority and right to own and operate its property and assets and to carry on its business now and as contemplated to be conducted under the Collaboration

6.2.2    Amyris is entitled to grant the licenses granted by Amyris to Firmenich hereunder.

6.2.3    Amyris has sufficient funds to perform its obligations (including payment obligations) under this Agreement.

6.2.4    To the knowledge of Amyris, there are no pending or issued Patent rights of any unaffiliated Third Party that limit or restrict in any manner the practice of any Amyris Background Intellectual Property to conduct activities in the Collaboration, including without limitation, to make the Strains or to use the Strains to make any of the Intermediates and Ingredients. Furthermore, during the term of this Agreement, Amyris will disclose to Firmenich in writing any known pending or issued Patent rights of any Third Party of which Amyris becomes aware or should reasonably become aware (other than unpublished pending Patents that are confidential) that may limit or restrict in any manner, practice of any Amyris Background Intellectual Property to make Strains, make Intermediates or Ingredients using the Strains, or otherwise limit the ability of Amyris to conduct activities in connection with the Collaboration.

6.2.5    As of the Effective Date, neither Amyris nor its Affiliates is in material violation of any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any court or governmental authority to which any Amyris Background Intellectual Property or Amyris are subject in a manner that relates to the Collaboration as anticipated by Amyris. Amyris and its Affiliates are and shall make Reasonable Efforts during the term of this Agreement to continue to be in material compliance with all applicable legal requirements to the extent applicable to the Collaboration.

6.2.6    Amyris holds all permits and licenses as are necessary to carry on its Collaboration activities or shall hold and maintain such permits and licenses prior to and during the performance of the applicable Collaboration activities during the term of this Agreement. Neither Amyris nor its Affiliates is in material violation of any such permit and has not received any written or oral notice of suspension, revocation or cancellation thereof.

6.2.7    As of the Effective Date, for its business as it is now conducted, Amyris and the operations of the Amyris laboratory facilities are in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of environmental laws and related orders of any court or other governmental authority.

6.2.8    As of the Effective Date, there is no material suit, action, claim, investigation, litigation or proceeding pending or, to the knowledge of Amyris, currently threatened against Amyris or its Affiliates.

6.2.9    Amyris has and shall make Reasonable Efforts at all times during the term of this Agreement to maintain sufficient qualified resources to competently perform its obligations under this Agreement.

6.2.10    The Exclusions are the only prohibitions with respect to the Collaboration in connection with the F&F Market.

6.2.11    Any and all funding of Collaboration Costs made by Firmenich for the activities to be conducted by Amyris pursuant to this Agreement shall be used by Amyris or its Affiliates in connection with the applicable Collaboration activities.

6.2.12    Unless otherwise agreed by the Parties, Amyris agrees that any Strains developed specifically for the Collaboration will be maintained as proprietary and confidential by Amyris. Amyris shall not disclose to any Third Party during the term of this Agreement any and all such Strains, except as otherwise expressly permitted under this Agreement or the Supply Agreement.

6.2.13    With respect to issues that could have a material adverse impact on the Collaboration, as of the Effective Date, (i) there are no known material facts that to the knowledge of Amyris that Amyris believes would render any of the Patents within the Amyris Background Intellectual Property invalid or unenforceable; (ii) to the knowledge of Amyris, no Third Party is infringing, misappropriating or otherwise violating any Patents within the Amyris Background Intellectual Property; (iii) Amyris has not received any credible written notice that the use of the Amyris Background Intellectual Property infringes on the rights of any other person or entity and, to the knowledge of Amyris, neither Amyris nor its Affiliates is infringing, misappropriating or otherwise violating the intellectual property rights of any Third Party; (iv) Amyris and its Affiliates have valid arrangements with all of its consultants and employees sufficient to assign all of their rights, title and interest in and to the Amyris Background Intellectual Property to Amyris, and (v) the Amyris Background Intellectual Property Patents that have been granted are in full force and effect in their respective jurisdictions and have been properly filed, maintained and prosecuted.

6.2.14    With respect to the farnesene-derivative contracts included in the Exclusions, Amyris' obligations under such contracts is to provide farnesene and not to engage in research and development activities.

6.3    Firmenich. Firmenich hereby represents, warrants and covenants to Amyris:

6.3.1    Firmenich is a corporation duly organized under the laws of Switzerland and has full power and authority and right to own and operate its property and assets and to carry on its business now and as contemplated to be conducted under the Collaboration.

6.3.2    Firmenich is entitled to grant the licenses granted by Firmenich to Amyris hereunder.

6.3.3    Firmenich has sufficient funds to perform its obligations (including payment obligations) under this Agreement.

6.3.4    During the term of this Agreement, Firmenich will disclose to Amyris in writing any known pending or issued Patent rights of any unaffiliated Third Party of which Firmenich becomes aware (other than unpublished pending Patents that are confidential) that foreclose practice of any Firmenich Background Intellectual Property or Firmenich Non-Project Intellectual Property to make Strains or to make, use or sell Intermediates or Ingredients produced by the Strains.

6.3.5    As of the Effective Date, neither Firmenich nor its Affiliates is in material violation of any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any court or governmental authority to which any Firmenich Background Intellectual Property or Firmenich are subject in a manner that relates to the Collaboration as anticipated by Firmenich. Firmenich and its Affiliates are and shall make Reasonable Efforts during the term of this Agreement to continue to be in material compliance with all applicable legal requirements to the extent applicable to the Collaboration.

6.3.6    As of the Effective Date, for its business as it is now conducted, Firmenich and the operations of the Firmenich laboratory facilities are in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of environmental laws and related orders of any court or other governmental authority.

6.3.7    As of the Effective Date, there is no material suit, action, claim, investigation, litigation or proceeding pending or, to the knowledge of Firmenich, currently threatened against Firmenich or its Affiliates.

6.3.8    Firmenich holds all permits and licenses as are necessary to carry on its Collaboration activities or shall hold and maintain such permits and licenses prior to and during the performance of the applicable Collaboration activities during the term of this Agreement. Neither Firmenich nor its Affiliates is in material violation of any such permit and has not received any written or oral notice of suspension, revocation or cancellation thereof.

6.3.9    Firmenich has and shall make Reasonable Efforts at all times during the term of this Agreement to maintain sufficient qualified resources to competently perform its obligations under this Agreement.

6.3.10    Any and all funding of Collaboration Costs made by Amyris for the activities to be conducted by Firmenich pursuant to this Agreement shall be used by Firmenich or its Affiliates in connection with the applicable Collaboration activities.

6.3.11    Unless otherwise agreed by the Parties, Firmenich agrees that any Strains developed specifically for the Collaboration will be maintained as proprietary and confidential by Firmenich. Firmenich shall not disclose to any Third Party during the term of this Agreement any and all such Strains, except as otherwise expressly permitted under this Agreement or the Supply Agreement.

6.3.12    With respect to issues that could have a material adverse impact on the Collaboration, as of the Effective Date, (i) there are no known material facts that to the knowledge of Firmenich that Firmenich believes would render any of the Patents within the Firmenich Background Intellectual Property invalid or unenforceable; (ii) to the knowledge of Firmenich, no Third Party is infringing, misappropriating or otherwise violating any Patents within the Firmenich Background Intellectual Property; (iii) Firmenich has not received any credible written notice that the use of the Firmenich Background Intellectual Property infringes on the rights of any other person or entity and, to the knowledge of Firmenich, neither Firmenich nor its Affiliates is infringing, misappropriating or otherwise violating the intellectual property rights of any Third Party; (iv) Firmenich and its Affiliates have valid arrangements with all of its consultants and employees sufficient to assign all of their rights, title and interest in and to the Firmenich Background Intellectual Property to Firmenich, and (v) the Firmenich Background Intellectual Property Patents that have been granted are in full force and effect in their respective jurisdictions and have been properly filed, maintained and prosecuted.

6.4    DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 6.1, 6.2 AND 6.3 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

6.5    Insurance. Each Party will, and will cause its sublicensees and its and their respective Affiliates to, have and maintain such type and amounts of liability insurance covering its activities under this Agreement, as is normal and customary in each Party's respective industry for parties similarly situated, and will upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. In compliance with the foregoing, Amyris will maintain commercial general liability insurance in the amount of US$5,000,000 per occurrence and US$10,000,000 in the aggregate and will name Firmenich as an additional insured in connection with the activities contemplated by the scope of this Agreement.

7.DISPUTE RESOLUTION

7.1    Internal Escalation. Except as otherwise provided in this Agreement as regards escalation of and resolution of issues by the Technical Committee and Steering Committee, the Parties will attempt to resolve in good faith any otherwise unresolved claim, controversy or dispute related to the Collaboration or this Agreement or the Supply Agreement (“Dispute”) by negotiation of their respective Chief Executive Officers. The Chief Executive Officers will meet (in person, by teleconference or as otherwise agreed) at a mutually agreeable time within 10 business days of written notice by one Party that there is an unresolved Dispute. If these persons fail to meet within the 10-business day period or cannot resolve the Dispute within 20-business day period from delivery of such written notice, then (i) if the Dispute is with respect to a matter to which a Party has the deciding vote as set forth in section 2.6.3, then such

Party may cast the deciding vote, or (ii) if the Dispute is with respect to any matter other than a failure by the Parties to reach agreement where one or both Parties have discretion whether to agree, either Party may initiate arbitration. All negotiations conducted pursuant to this section 7.1, and all documents and information exchanged by the Parties and their respective Affiliates in furtherance of such negotiations, (a) for clarity, are the Confidential Information of the applicable Party(ies) as set forth therein and are subject to the confidentiality and non-use restrictions set forth in this Agreement and the Supply Agreement, (b) will not be treated as evidence of compromise and settlement for purposes of the United States Federal Rules of Evidence and any other applicable state or national rules of evidence or procedure, and (c) will be inadmissible in any arbitration conducted pursuant to section 7.3 or any judicial proceeding.

7.2    Mediation. Except as set forth in section 7.1 and 7.4, all Disputes that cannot be resolved by the Chief Executive Officers pursuant to section 7.1 will first be submitted to a sole mediator selected by the Parties for mediation under ICC ADR Rules. Each Party shall bear its own expenses and an equal share of the expenses of the mediator. The Parties, their representatives, other participants and the mediator shall hold the existence, content and result of the mediation in confidence, and the negotiations conducted pursuant to this section 7.2, and all documents and information exchanged by the Parties and their respective Affiliates in furtherance of such negotiations, (a) for clarity, are the Confidential Information of the applicable Party as set forth therein and are subject to the confidentiality and non-use restrictions set forth in this Agreement and the Supply Agreement, (b) will not be treated as evidence of compromise and settlement for purposes of the United States Federal Rules of Evidence and any other applicable state or national rules of evidence or procedure, and (c) will be inadmissible in any arbitration conducted pursuant to section 7.3 or any judicial proceeding. All defenses based on the passage of time shall be suspended pending the termination of any mediation.

7.3    Arbitration. Except as set forth in sections 7.1 and 7.4, all Disputes that cannot be resolved by mediation pursuant to section 7.2 within ninety (90) days of the appointment of the mediator, will be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by an arbitration tribunal appointed in accordance with the said ICC Rules as modified hereby.

(a)There will be three (3) arbitrators mutually selected by the Parties. In the event the Parties cannot agree, each Party shall pick one (1) arbitrator and the two so selected arbitrators shall select the third arbitrator and if they cannot agree the ICC shall appoint such arbitrator in accordance with the ICC Rules.

(b)At least one of the arbitrators will be a retired judge of a court of general jurisdiction in the United States.

(c)The place of arbitration will be New York, New York. The language of the arbitral proceedings and of all submissions and written evidence will be English; provided, however, that a Party, at its expense, may provide for translation or simultaneous interpretation into a language other than English.

(d)It is expressly understood and agreed by the Parties that the rulings and award of the tribunal will be conclusive on the Parties, their successors and permitted assigns. Judgment on the award rendered the tribunal may be entered in any court having jurisdiction thereof.

(e)Each Party will bear its own costs and expenses and attorneys' fees, and the Party that does not prevail in the arbitration proceeding will pay the arbitrator's fees and any administrative fees of arbitration. All proceedings and decisions of the tribunal will be deemed Confidential Information of each of the Parties.

7.4    Patent Disputes. In the event that a Dispute arises with respect to the inventorship, scope, ownership, validity, enforceability, revocation or infringement of a Patent, and such Dispute cannot be resolved by the Chief Executive Officers in accordance with section 7.1, unless otherwise agreed by the Parties in writing, such Dispute will not be submitted to arbitration and either Party may initiate litigation solely in a court or other tribunal of competent jurisdiction in the country of issuance of the Patent that is the subject of the Dispute.

8.CONFIDENTIALITY

8.1    In the performance of the Collaboration, the Parties and their respective Affiliates may communicate Confidential Information to one another, directly or indirectly, or provide access to Confidential Information when visiting one another's (or their respective Affiliates') premises. The Parties will not disclose or use the other Party's

Confidential Information except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or the Supply Agreement or such disclosure or use is reasonably necessary for the exercise of such Party's rights or the performance of such Party's obligations under this Agreement or the Supply Agreement. Each Party will protect the confidentiality of the other Party's Confidential Information with the same degree of care it uses to protect its own Confidential Information, which measures will, at a minimum, be in accordance with generally accepted business standards for protecting confidential and proprietary business information. Each Party will and will cause its Affiliates to limit the distribution and disclosure of such Confidential Information to only those of its (and its Affiliates') employees, officers, directors, subcontractors or agents (“Representatives”) who have a need to know for purposes of the Collaboration or performing their obligations and/or exercising their rights under this Agreement or the Supply Agreement. The Party disclosing Confidential Information to its Representatives will (i) ensure that such Representatives personally adhere to and comply with all terms and obligations of confidentiality, use and protection of the Confidential Information of the other Party set forth in this Agreement and the Supply Agreement and (ii) be liable if such Representatives do not adhere to such requirements.

8.2    The foregoing obligations do not apply to any information which the receiving Party can prove:

(a)was previously known by the receiving Party or its Affiliates free of any obligation to any Third Party to keep it confidential at the time of disclosure; or

(b)was received or is subsequently received from a Third Party not under an obligation of confidence to the disclosing Party or its Affiliates or Representatives; or

(c)is in the public domain at the time of disclosure hereunder, or subsequently enters the public domain without the fault of the receiving Party or its Affiliates or Representatives; or

(d)Is independently developed by the receiving Party without use of the disclosing Party's Confidential Information; or

(e)is required to be disclosed by a court or other governmental regulatory body or by law, provided however that receiving Party gives disclosing Party advance notice, to the extent permitted by law and to the extent such notice would not require the receiving Party to miss any disclosure deadline to comply with applicable law, so as to provide an opportunity to contest or obtain a protective order precluding or limiting the disclosure of its Confidential Information or, in the case of disclosure required to be made by applicable securities law or national securities exchange regulations, provided the receiving Party will (if requested by the disclosing Party, and at the disclosing Party's expense), in addition to providing such notice, seek confidential treatment with respect to any such disclosure to the extent available, and use good faith efforts to incorporate the comments of the disclosing Party in any such disclosure or request for confidential treatment; or
(f)is made by the receiving Party or its Affiliates as reasonably necessary to file or prosecute Patents covering Intermediates or Ingredients as permitted hereunder, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement or the Supply Agreement.

8.3    Without limiting the foregoing, (a) Amyris Background Intellectual Property, Amyris Non-Project Intellectual Property and Amyris Collaboration Intellectual Property may be used by Firmenich only to the extent provided in the license grants under this Agreement; and (b) Firmenich Background Intellectual Property, Firmenich Non-Project Intellectual Property and Firmenich Collaboration Intellectual Property may be used by Amyris only to the extent provided in the license grants under this Agreement.

8.4    Except as expressly provided in this Agreement, neither Party nor its Affiliates will mention or otherwise use the name, insignia, symbol, trademark or logotype of the other Party or its Affiliates (or any abbreviation or adaption thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party, in each instance which approval will not be unreasonably withheld or delayed.

8.5    The Parties intend to issue a mutually agreed press release upon execution of this Agreement.  Other than such press release, neither Party or its Affiliates will issue any press release or other similar public communication relating to this Agreement or the Supply Agreement, their subject matter or the transactions covered by them, or the activities of the Parties (or its Affiliates or subcontractors) under or in connection with this Agreement or the Supply Agreement, without the prior written approval of the other Party, except (a) for filings and other communications required by applicable law, including without limitation the rules and regulations of the US Securities and Exchange Commission and any national securities exchange upon which a Party's shares are listed, as applicable, as reasonably advised by the issuing Party's counsel (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof to the extent legally permitted and the issuing Party will consider in good faith any comments provided by the other Party on such press release or public communication), (b) for information that has been previously disclosed publicly, or (c) as otherwise set forth in this Agreement.

8.6    Each Party shall, within sixty (60) days of the termination of this Agreement, return or destroy, at the other Party's option, all Confidential Information of such other Party other than any such Confidential Information that such first Party has rights of use following termination of this Agreement or requires such information in order to perform its obligations under the Supply Agreement that remains in effect; provided, however, that a Party may retain one (1) copy of any such returned or destroyed Confidential Information in the confidential files of its legal department.

9.EXCLUSIVITY

9.1    Firmenich will have the exclusive right to commercialize Intermediates and Ingredients developed under this Agreement. The right of commercialization includes both internal use and external sale of Intermediates and Ingredients. The term of commercial exclusivity shall be ten (10) years for each Intermediate or Ingredient, as the case may be, beginning on the date of first commercial sale of such Intermediate or Ingredient, with automatic renewals of ten (10) year periods, subject to the termination provisions of this Agreement. Except as otherwise set forth in the termination provisions of this Agreement, any Intermediate or Ingredient actually commercialized or used internally by Firmenich may continue to be used internally or commercialized exclusively by Firmenich in the F&F Market for as long as it wishes unless the Parties mutually agree otherwise in writing.

9.2    During the term of this Agreement, Amyris will not, whether by itself or through the Amyris Entities, nor will it grant any rights under Amyris Background Intellectual Property, Amyris Collaboration Intellectual Property and Amyris Non-Project Intellectual Property to any Third Party to, develop, make, have made, use or sell any intermediate or ingredient, including Intermediates and Ingredients, for use in the F&F Market except as specifically set out in the Exclusions. Subject to the terms of section 5.1.3(c), Amyris retains all rights to make, use and sell the Intermediates and Ingredients for all uses outside the F&F Market.

9.3    During the term of this Agreement, neither Amyris nor any Amyris Entity will supply or sell any intermediate or ingredient, including any Intermediate or Ingredient, to any Third Party other than Firmenich for use and commercialization in the F&F Market, subject to the Exclusions.

10.PAYMENT, REPORTS AND WITHHOLDING TAXES

10.1    All payments made by either Party under any of this Agreement will be made by wire transfer to an account designated by the receiving Party and will be made in US Dollars.

10.2    For each calendar quarter for which a Party owes the other Party a share of Profit hereunder, such Party will provide the other Party with the following reports with respect to the other Party's share of Profit for the applicable calendar quarter: (a) within fifteen (15) days after the end of the first and second months in each calendar quarter, the selling Party will deliver to the other Party a written report setting forth the other Party's share of Profit during each such month based on actual Profit; (b) within five (5) business days after the end of each calendar quarter, the selling Party will deliver to the other Party a written report setting forth the other Party's share of Profit during the third month of such calendar quarter and for such calendar quarter in the aggregate, in each case based on estimated Profit; and (c) within forty five (45) days after the end of each calendar quarter, the selling Party will deliver to the other Party a written report setting forth the other Party's share of Profit during the third month of such calendar quarter and for such calendar quarter in the aggregate, in each case based on actual Profit. Each of the foregoing reports will include (for the relevant period) (i) quantities of Ingredient and/or Finished Ingredient sold to Third Parties, (ii) the Average Selling Price for such sales, (iii) quantities of Ingredient or Finished Ingredient used by the selling Party or its Affiliates (as such use is described in Appendix E), (iv) the Commercialization Costs, (v) in the case of Firmenich as the selling Party, (A) quantities of Ingredient Lost by Firmenich or its Affiliates (as described further in Appendix E), (B) in the case of exercise of the Discretionary Second Source Option or exercise of a Second Source option in the event of a Change of Control, the price paid by Firmenich or its Affiliates to a Third Party for purchase of the Ingredient and (C) the Fully-Burdened Ingredient Finishing Costs, and (vi) any other information required to calculate and/or confirm amounts payable by one Party to the other hereunder. The term “Finished Ingredient” means any substance consisting of an Ingredient as refined, polished or modified (other than by chemical modification or biotransformation and other than by blending or formulating with anything other than the Ingredient itself produced by a different method) by or on behalf of Firmenich or its Affiliates and, if applicable, as blended by or on behalf of Firmenich or its Affiliates with same Ingredient, whether sourced from plants or otherwise for purposes of preparing the Ingredient for sale in the F&F Market. For the avoidance of doubt this term shall not include any creation of a fragrance formulation or base using the Ingredient in combination with anything other than the Ingredient produced by a different method. Certain defined terms used in this section are defined in Appendix E hereto.

10.3    A Party may deduct from any amounts it is required to pay pursuant to this Agreement an amount equal to that withheld for or due on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States (“Withholding Taxes”). At the receiving Party's request, the paying Party will provide the receiving Party a certificate evidencing payment of any Withholding Taxes hereunder and will reasonably assist the receiving Party, at the receiving Party's expense, to obtain the benefit of any applicable tax treaty.

10.4    In the event that any payment due under this Agreement is not made when due, the payment will accrue interest from the due date at an annual rate equal to one percent (1%). The payment of such interest will not limit either Party from exercising any other rights it may have as a consequence of lateness of payment.

11.GOVERNING LAW

This Agreement will be governed and construed in accordance with the laws of New York, without giving effect to any choice of law or conflict of law rules. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
12.ASSIGNMENT

Without the prior written consent of the other Party, neither Party may assign this Agreement in whole or in part to any Third Party; provided, that either Party may assign its rights and delegate its obligations under this Agreement to Affiliates (but, in the case of Amyris, only to its wholly-owned subsidiary, Amyris Brasil S.A., or its successor if it is converted into a limitada or other corporate form) without the prior written consent of the other Party.
13.NOTICE

Notices, invoices, communications and payments hereunder will be deemed made if given by overnight courier or by registered or certified envelope, post prepaid, and addressed to the Party to receive such notice, invoice or communication at the address given below or such other address as may hereafter be designated by notice in writing:
To Firmenich:
Legal issues:
General Counsel
Corporate Legal Department
Firmenich SA
7, rue de la Bergère
CH - 1217 Meyrin
Switzerland
[*]
Technical issues:
[*]
Firmenich SA
7, rue de la Bergère
CH - 1217 Meyrin
Switzerland
To Amyris:
Legal issues:

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, California 94608
Attention: General Counsel
[*]
Technical issues:
[*]
Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, California 94608
14.    SEVERABILITY

If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, said invalidity or non-enforceability will not affect the other provisions of this Agreement, which will remain in full force and effect. In the circumstances referred to in this Article 14, the Parties agree to attempt to substitute for any invalid or unenforceable provision a valid and enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision.
15.    INDEPENDENT CONTRACTORS

Neither Party is authorized or empowered to act as agent of the other Party for any purpose, and will not enter into any contract, warranty, or representation as to any matter on behalf of the other. Neither Party will be bound by the acts or conduct of the other Party.
16.    ENTIRE AGREEMENT; AGREEMENT MODIFICATION

This Agreement and any Appendixes attached hereto constitute the entire agreement between the Parties with respect to the Collaboration, excluding any arrangements with respect to supply of Ingredients or Intermediates. Any agreement to change the terms of this Agreement in any way will be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the Parties hereto. The Parties hereby terminate and supersede the Master Collaboration Agreement and the Joint Development Agreement in their entirety except as expressly incorporated herein. All activities on the Initial Ingredient commenced under the Master Collaboration Agreement shall continue and be governed by the terms of this Agreement. The Work Plan for the Initial Ingredient shall likewise continue. The Supply Agreement for the Initial Agreement shall continue in force until amended and replaced by the Supply Agreement.
17.    COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures will be deemed to bind each Party as if they were original signatures.
18.    INDEMNIFICATION

18.1    Indemnification of Amyris. In addition to any other remedy available to Amyris, Firmenich shall indemnify, defend and hold harmless Amyris, its Affiliates and its and their respective directors, officers, employees and agents (each, an “Amyris Indemnitee”) in full and on demand, from and against any and all losses, liabilities, damages, settlements, penalties, fines, costs and expenses (including reasonable attorneys' fees and other expenses of litigation) (“Losses”) incurred by them, to the extent resulting from or arising out of or in connection with any claims or allegations made, or suits, actions or proceedings brought, by a Third Party (collectively, “Third Party Claims”) against any Amyris Indemnitee:

18.1.1    to the extent arising or resulting from (i) any willful misconduct or gross negligence on the part of any Firmenich Indemnitee or any of their subcontractors in performing any activity contemplated hereunder or by the Supply Agreement or (ii) any breach of any provision of this Agreement or the Supply Agreement by Firmenich, including, without limitation, any representation, warranty or covenant of Firmenich;

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.1.2    to the extent claiming or alleging infringement (or that infringement will occur) of any Patent of any Third Party, which infringement (i) arises or results from the development (other than by or on behalf of Amyris or its Affiliates or its subcontractors or agents), manufacture (other than by or on behalf of Amyris or its Affiliates), or commercialization of any Firmenich Product by or on behalf of Firmenich or its Affiliates (including manufacture of the Ingredient by an Alternate Supplier) (but excluding any claims described in section 18.2.2) or (ii) arises or results from (A) any authorized practice by on behalf of Amyris or its Affiliates of any technology owned or Controlled by Firmenich or its Affiliates in connection with Amyris' activities under this Agreement or the Supply Agreement, or (B) any material covered by Patents owned or Controlled by Firmenich or its Affiliates in connection with the performance of any of Amyris' obligations under this Agreement or the Supply Agreement, other than any claim of infringement under any Patent set forth in Appendix G of this Agreement;

18.1.3    to the extent arising or resulting from any development (other than by or on behalf of Amyris or its Affiliates), manufacture (other than by or on behalf of Amyris or its Affiliates) or commercialization of any Firmenich Product in the F&F Market by or behalf of Firmenich or its Affiliates, but excluding any Third Party Claim or Losses (i) arising or resulting from any cause described in section 18.2.1, or (ii) that claims or alleges that a Firmenich Product infringes or will infringe any Third Party intellectual property (but without limitation of Firmenich's obligations under section 18.1.2);

except, in each case (18.1.1 through 18.1.3), to the extent that Amyris has an obligation to indemnify any Firmenich Indemnitee for the applicable Losses pursuant to section 18.2. As to any such Loss Amyris shall indemnify the Firmenich Indemnitees, and/or the Firmenich Third Party Indemnitees, as applicable, to the full extent of its responsibility under section 18.2 in view of the facts underlying the applicable Third Party Claim. The rights to indemnification under section 18.1.2 shall constitute Amyris' sole and exclusive remedy under this Agreement and the Supply Agreement with respect to any allegations of Patent infringement by a Third Party.
18.2    Indemnification of Firmenich. In addition to any other remedy available to Firmenich, Amyris shall indemnify, defend and hold harmless Firmenich, its Affiliates, and its and their respective directors, officers, employees and agents (each, a “Firmenich Indemnitee”) in full and on demand, from and against any and all Losses incurred by them, to the extent resulting from or arising out of or in connection with any Third Party Claims against any Firmenich Indemnitee:

18.2.1    to the extent arising or resulting from (i) any willful misconduct or gross negligence on the part of any Amyris Indemnitee or any of their subcontractors in performing any activity contemplated by this Agreement or the Supply Agreement or (ii) the breach of any provision of this Agreement or the Supply Agreement by Amyris, including, without limitation, any representation, warranty or covenant of Amyris;

18.2.2    to the extent claiming or alleging infringement (or that infringement will occur) of any Patent of any Third Party, which infringement (i) arises or results from the practice by Amyris or its Affiliates and/or its subcontractors and/or Amyris' or its Affiliates' manufacturer(s) of any of Amyris Background Intellectual Property, Amyris Collaboration Intellectual Property or Amyris Non-Project Intellectual Property in connection with the performance of Amyris' activities under this Agreement or the Supply Agreement; (ii) arises or results from the practice by Firmenich or its Affiliates or its sublicensees or its manufacturers that are authorized in this Agreement or the Supply Agreement in the manufacture of the Intermediate or Ingredient in accordance with the manufacturing process for the Intermediate or Ingredient transferred by Amyris, or (iii) arises or results from or is based on the inclusion of the Ingredient in a Firmenich Product or the use of the Ingredient or Intermediate to create a Firmenich Product, in each case by Firmenich or on behalf of Firmenich or its Affiliates, regardless of whether such Ingredient or Intermediate is combined, modified or processed by or on behalf of Firmenich or its Affiliates, except to the extent that the alleged infringement arises from the combination, modification or processing of the Intermediate or Ingredient by on behalf of Firmenich or other activities conducted by or on behalf of Firmenich or its Affiliates (other than by Amyris or on behalf of Amyris), or (iv) arises or results from (A) any authorized practice by on behalf of Firmenich or its Affiliates of any technology (including without limitation any compositions or methods) owned or Controlled by Amyris or its Affiliates in connection with Firmenich's activities under this Agreement or the Supply Agreement, or (B) any material that necessarily practices Patents owned or Controlled by Amyris or its Affiliates in connection with the performance of any of Firmenich's obligations under this Agreement or the Supply Agreement, and in all cases excluding any claims or allegations of infringement to the extent arising or resulting from (y) any authorized practice by or on behalf of Amyris or its Affiliates of any technology owned or Controlled by Firmenich or its Affiliates in connection with Amyris' activities under this Agreement or the Supply Agreement, or (z) any material covered by Patents owned or Controlled by Firmenich which material has been provided by Firmenich to Amyris for use in connection with the performance of any of Amyris' obligations under this Agreement or the Supply Agreement, but the exclusion in clause (z) shall not apply to any claims or allegations of infringement of any Patent set forth on Appendix G of this Agreement;

In addition, Amyris shall indemnify and hold harmless the Firmenich Third Party Indemnitees in full and on demand, from and against any and all Losses incurred by them (solely to the extent that Firmenich has an obligation to the applicable Firmenich Third Party Indemnitee to indemnify it or hold it harmless) pursuant to this section 18.2.2 as if it were a Firmenich Indemnitee (and solely to such extent), but only if the rights of Amyris under section 18.4 are afforded to Amyris. “Firmenich Third Party Indemnitee” means any Third Party that uses or sells any product containing any Firmenich Product purchased from Firmenich or its Affiliates;

18.2.3    to the extent arising or resulting from any development or manufacture of any Intermediates and Ingredients by or on behalf of Amyris under this Agreement or the Supply Agreement, but excluding any Third Party Claims or Losses arising or resulting from any cause described in section 18.1.1; or claiming or alleging that an Amyris Product infringes or will infringe any Third Party intellectual property (but without limitation of Amyris' obligations under section 18.2.2); and

18.2.4    to the extent arising or resulting from any commercialization of any Product(s) by or on behalf of Amyris or its Affiliates outside the F&F Market.

except, in each case (18.2.1 through 18.2.4), to the extent that Firmenich has an obligation to indemnify any Amyris Indemnitee for the applicable Losses pursuant to section 18.1. As to any such Loss, Firmenich shall indemnify each of the Amyris Indemnitees for the applicable Losses to the full extent of its responsibility under section 18.1 in view of the facts underlying the applicable Third Party Claim. The rights to indemnification under section 18.2.2 shall constitute Firmenich's sole and exclusive remedy under this Agreement or the Supply Agreement with respect to any allegations of patent infringement by a Third Party (other than for the breach of any representation made by Amyris in a Definitive Agreement).
18.3    Notice of Claim. All indemnification claims in respect of an Amyris Indemnitee or a Firmenich Indemnitee shall be made solely by Amyris or Firmenich, as applicable (each of Amyris or Firmenich in such capacity, the “Indemnified Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under section 18.1 or section 18.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the applicable Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

18.4    Indemnification Procedures. The obligations of an Indemnifying Party under this Article 18 shall be governed by and contingent upon the following:

18.4.1    At its option, the Party from which indemnification is sought pursuant to section 18.1 or section 18.2 (the “Indemnifying Party”) may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within sixty (60) days after receipt of the applicable Indemnification Claim Notice. Such assumption shall not be construed as an acknowledgement of liability or a waiver of any defenses (and the Indemnifying Party shall be reimbursed by the Indemnified Party for its expenses if the Indemnified Party is subsequently determined to have no indemnification rights under this Article 18).

18.4.2    Upon the assumption of the defense of a Third Party Claim by the Indemnifying Party, the Indemnifying Party may appoint lead counsel in the defense of such Third Party Claim, which shall be reasonably acceptable to the Indemnified Party, and except as expressly provided in this section 18.4.2, the Indemnifying Party shall not be liable to the Indemnified Party or any Amyris Indemnitee or Firmenich Indemnitee, as applicable, for any legal expenses subsequently incurred by such Indemnified Party or Amyris Indemnitee or Firmenich Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. The Indemnified Party and the Amyris Indemnitee or Firmenich Indemnitee, as applicable, shall be entitled to participate in, but not control, the defense of a Third Party Claim and to retain counsel of their choice for such purpose at their expense unless the interests of the Indemnified Party, the Amyris Indemnitee or Firmenich Indemnitee, as applicable, and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all entities under applicable law, ethical rules or equitable principles, in which latter case such retention shall be at the expense of the Indemnifying Party. Notwithstanding the above, as to any claims subject to section 18.2.2 brought by Third Parties against any Firmenich Third Party Indemnitee, Firmenich shall have the right to defense and resolution of any such Claim, using counsel of its choice reasonably acceptable to Amyris; provided, however, that Firmenich shall afford Amyris a reasonable time to review and comment, in advance, on all filings made for the applicable proceeding relating to or likely to impact any intellectual property of Amyris or its Affiliates or relating to allegations of infringement by the Ingredient and Firmenich shall (i) use good faith efforts to conduct the applicable proceeding in accordance with any comments provided by Amyris with respect thereto, (ii) if Firmenich disagrees with any such comments, confer with Amyris and use good faith efforts to resolve the disagreement prior to the applicable filing, and (iii) in no event make any admission regarding the scope, validity or enforceability of (A) any Patents owned or Controlled by Amyris or its Affiliates or (B) any statements characterizing any prior art thereto. With respect to any such claims that Firmenich is so controlling, with respect to any settlement involving the payment of money damages for which Amyris would be obligated to indemnify hereunder or that would otherwise impose any obligation on Amyris (other than its indemnification obligation hereunder), Firmenich shall obtain Amyris' prior written consent to such settlement, consent not to be unreasonably withheld.

18.4.3    With respect to all Losses where the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with section 18.4.1, (i) with respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party's or any Amyris Indemnitee's or Firmenich Indemnitee's, as applicable, becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party or any Amyris Indemnitee or Firmenich Indemnitee, as applicable, in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party and any Amyris Indemnitee or Firmenich Indemnitee, as applicable, hereunder, the Indemnifying Party shall have the sole right (except as provided in 18.4.2 above) to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate, (ii) with respect to all other Losses, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, provided that it obtains the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed and (iii) no Indemnified Party or any Amyris Indemnitee or Firmenich Indemnitee, as applicable, shall admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

18.4.4    With respect to all Losses where the Indemnifying Party has not assumed the defense of a Third Party Claim in accordance with section 18.4.1, the Indemnifying Party shall be responsible for all such Losses for which it has indemnity and hold harmless obligations under section 18.1 or section 18.2, as applicable, with respect to such Third Party Claim, provided that none of the Indemnified Party nor any Amyris Indemnitee or Firmenich Indemnitee, as applicable, shall consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, without first obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

18.4.5    If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each of its Affiliates and each of their respective directors, officers, employees and agents to reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, its Affiliates and its and their respective directors, officers, employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.

18.4.6    Any reasonable and verifiable costs and expenses incurred by the Indemnified Party in connection with any claim and reimbursable as set forth above in this Article 18 shall be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party or any Amyris Indemnitee or Firmenich Indemnitee.

19.    LIMITATION OF LIABILITY

EXCEPT TO THE EXTENT CAUSED BY A PARTY'S OR ANY OF ITS AFFILIATES' WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, NEITHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES WILL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE INGREDIENTS UNDER THIS AGREEMENT, (b) THE USE OF OR REFERENCE TO THE EITHER PARTY'S BACKGROUND INTELLECTUAL PROPERTY, FIRMENICH NON-PROJECT INTELLECTUAL PROPERTY, OR COLLABORATION INTELLECTUAL PROPERTY, OR (c) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT. THE LIMITATIONS IN THIS SECTION 19 WILL NOT APPLY TO EITHER PARTY'S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.
20.    TERM AND TERMINATION

20.1    Term. Unless sooner terminated in accordance with the provisions of this Article 20, this Agreement will come into effect on the Effective Date, and will remain in effect, with respect to the research and development program under this Agreement (“R&D Program”), for ten (10) years from the Effective Date and will automatically renew at the end of such term (and at the end of any extension) for an additional three (3)-year term (the original term and any extended term each referred to as “R&D Term”) unless and until a Party provides the other Party written notice, at least twelve (12) months before the end of the then-current R&D Term, that it does not desire to extend the R&D Term, in which case the Parties' rights and obligations under this Agreement with respect to R&D Program will, except as otherwise expressly set out in this Agreement, expire at the end of the then-current R&D Term except for any Work Plans already in process but otherwise without prejudice to each Commercialization Program. Except as expressly agreed by the Parties herein, Firmenich will have exclusive commercialization rights as set forth herein in perpetuity to a particular Intermediate or Ingredient (each a “Commercialization Program”), unless the Parties mutually agree in writing to the contrary. Unless sooner terminated in accordance with the provisions of this Article 20, all rights and obligations governing each Commercialization Program will come into effect on the Effective Date and will expire, on an Intermediate-by-Intermediate basis, or Ingredient-by-Ingredient basis, as the case may be, only when the Parties mutually agree to terminate commercialization of that Intermediate or Ingredient (each a “Commercialization Term”). Unless sooner terminated in accordance with the provisions of this Article 20, all of the remaining rights and obligations under this Agreement will expire upon the expiration of the last-to-expire Commercialization Program.

20.2    Termination for Cause. The non-affected Party may terminate this Agreement for Cause immediately upon written notice to the affected Party (or at such other date specified in such notice) for any of the following reasons, each of which will be deemed for “Cause”: (a) an Event of Insolvency of the affected Party; (b) a Change in Control of the affected Party, or (c) a Material Breach of this Agreement by the affected Party. This Agreement will terminate in its entirety if a non-affected Party terminates for Cause.

20.3    Termination for Force Majeure. In the event that suspension of performance due to a Force Majeure Event lasts for more than ninety (90) continuous days and (i) if, in the absence of such Force Majeure Event, such suspension of performance would be a Material Breach of this Agreement, and (ii) such Force Majeure Event causes it to become commercially unreasonable for the Parties to proceed with the R&D Program and all Commercialization Programs, the Party not affected by such Force Majeure Event may terminate this Agreement upon thirty (30) days prior written notice to the affected Party. This Agreement will terminate in its entirety if a non-affected Party terminates for a Force Majeure Event.

20.4    Consequences of Expiration or Termination.

20.4.1    The other provisions of this section 20.4 notwithstanding, termination of this Agreement by either Party for any reason will not affect the rights and obligations of the Parties accrued prior to the date of said termination. Each Party will pay to the other Party any reimbursements due from the sharing of the costs of complying with the Regulatory Plan.

20.4.2    Expiration. Upon expiration of this Agreement pursuant to section 20.1, the following consequences of expiration shall apply:

(a)
All licenses and rights granted by Firmenich to Amyris (i) pursuant to section 5.1.1 of this Agreement shall terminate upon the Termination Date of the R&D Program, (ii) pursuant to section 5.1.3(b) of this Agreement shall survive the R&D Term, and (iii) pursuant to section 5.1.3(c) of this Agreement shall survive such termination until the effective date of expiration or termination of the Supply Agreement pursuant to its terms.

(b)
All licenses and rights granted by Amyris to Firmenich (i) pursuant to section 5.1.1 of this Agreement shall terminate upon the Termination Date of the R&D Program and (ii) pursuant to section 5.1.2 of this Agreement shall survive such termination, provided however, that such licenses will become non-exclusive upon termination of the applicable Commercialization Program.

(c)
All of Amyris' exclusivity obligations under this Agreement, including pursuant to Article 9, will terminate as of the Termination Date of the R&D Program, but without prejudice to any Commercialization Program, except if any such Commercialization Program has also been terminated.

20.4.3    Termination For Cause by Firmenich. In the event that Firmenich terminates this Agreement pursuant to section 20.2, then the following consequences of termination shall apply:

(a)	Amyris' exclusivity obligations under Article 9 of this Agreement shall survive until the fifth (5th) anniversary of the Termination Date.

(b)
As of the Termination Date and thereafter, Amyris shall not, and shall cause its Affiliates not to, use any Strain, Background Intellectual Property or any Collaboration Intellectual Property (excluding any Strain Generation Technology) solely in connection with the development of any Intermediate or Ingredient for use and commercialization in the F&F Market except for the Exclusions.

(c)	All licenses and rights granted by Firmenich to Amyris pursuant to sections 5.1.1, 5.1.3(a) and 5.1.3(b) of this Agreement shall terminate upon the Termination Date.

(d)	The option granted by Firmenich to Amyris pursuant to section 5.1.3(c) of this Agreement shall terminate upon the Termination Date.

(e)	All licenses and rights granted by Amyris to Firmenich pursuant to sections 5.1.2(a), (b), (c), (d) and (f) of this Agreement shall survive such termination.

(f)	The option granted by Amyris to Firmenich pursuant to section 5.1.2(e) of this Agreement shall survive such termination.

(g)
Amyris shall grant to Firmenich an exclusive, perpetual, sublicensable (through multiple tiers of sublicensees), worldwide, royalty-free license under its Background Intellectual Property, Amyris Collaboration Intellectual Property, and Amyris Non-Project Intellectual Property to improve the Strains using random mutagenesis and fermentation with respect to the supply and production of the Intermediate or Ingredient for commercialization and use in the F&F Market except for the Exclusions. If the reason for the termination for Cause is due to (i) an Event of Insolvency; (ii) Change in Control; (iii) Material Default attributable to Amyris' failure to deposit Escrowed Materials in accordance with section 3.4 and failure to remedy in a reasonable time after being provided with sufficient notice; or (iv) Material Default attributable to Amyris' repeated material failure to supply under the Supply Agreement (collectively “Significant Material Default”), then the grant of such license shall include a right to Firmenich to develop and improve the Strains, solely limited to the development and production of any Intermediate or Ingredient for commercialization and use in the F&F Market except for the Exclusions.

(h)
As soon as practicable after the Termination Date, Amyris shall transfer to Firmenich (by way of permitting release of the Escrowed Materials or directly, if an update of such materials is required) (i) at least 20 high-producing Strains for each Intermediate or Ingredient under development or commercialization at the time of the termination, (ii) a technical report (including Strain development history) describing the work to date under all Work Plans then in effect prior to the Termination Date, (iii) any applicable internal Amyris reports with respect to the work to date under all Work Plans in effect prior to the Termination Date, (iv) copies of all supporting SOPs and all other material development-related documentation with respect to each Intermediate and Ingredient developed by

Amyris under all Work Plans in effect and (v) any available pilot and production data with respect to the production of the Intermediate(s) and Ingredient(s). In addition, Amyris shall conduct training necessary to enable Firmenich to complete the Projects.

(i)
Firmenich shall have the right to transfer a Strain to a Third Party that the Parties have agreed is an acceptable alternate supplier of the Ingredient pursuant to the Supply Agreement; provided, that, except in the case of termination due to a Significant Material Default, any agreement between Firmenich and such Third Party must be subject to certain agreed terms and conditions substantially similar to those set forth in the Supply Agreement with respect to a Second Source Option. Notwithstanding the foregoing, except in the case of a termination for Cause due to Significant Material Default of Amyris, in no event shall Firmenich or such Third Party modify, reverse engineer, engineer or analyze any Strain.

20.4.4    Termination For Cause by Amyris. In the event that Amyris terminates this Agreement pursuant to section 20.2, then the following consequences of termination shall apply.

(a)	All of Amyris' exclusivity obligations under this Agreement, including pursuant to Article 9, will terminate as of the Termination Date.

(b)
Firmenich shall, within thirty (30) days after the Termination Date, pay Amyris the actual capital expenditures approved by the Steering Committee prior to the Termination Date and reasonably incurred by Amyris in connection with its activities under any Start-Up Plan and any non-cancellable capital expenditures approved by the Steering Committee to which Amyris has reasonably committed prior to the Termination Date in connection with such activities.

(c)
All licenses and rights granted by Firmenich to Amyris pursuant to section 5.1.3(b) of this Agreement and the option granted by Firmenich to Amyris pursuant to section 5.1.3(c) of this Agreement shall survive such termination.

(d)	All licenses and rights granted by Amyris to Firmenich pursuant to sections 5.1.2(a) - (f) of this Agreement shall terminate upon the Termination Date.

(e)	Amyris' obligation to maintain the Escrowed Materials in escrow pursuant to section 3.4 shall terminate upon the Termination Date.

20.4.5    Termination For Force Majeure. In the event that the non-affected Party terminates this Agreement pursuant to section 20.3, then the following consequences of termination shall apply:

(a)	All licenses and rights granted by Firmenich to Amyris pursuant to section 5.1.3(b) of this Agreement shall survive until the fifth (5th) anniversary of the Termination Date.

(b)
All licenses and rights granted by Amyris to Firmenich pursuant to sections 5.1.2(a) - (f) of this Agreement shall survive until the fifth (5th) anniversary of the Termination Date. All of Amyris' exclusivity obligations under Article 9 of this Agreement shall survive until such date.

(c)	The option granted by Firmenich to Amyris pursuant to section 5.1.3(c) of this Agreement shall survive such termination.

(d)	After the Termination Date, prior to restarting the Collaboration with a Third Party, both Parties shall first discuss in good faith restarting the Collaboration together.

(e)
In the event that after the Termination Date, Firmenich desires to engage, on its own or with a Third Party, in the development, production or commercialization of an Intermediate or Ingredient in the F&F Market except for the Exclusions, then prior to doing so, Firmenich shall so notify Amyris and the Parties shall negotiate in good faith commercially reasonable terms pursuant to which Firmenich may use, or authorize a Third Party to use on its behalf, the Strains, which terms shall include terms substantially similar to those set forth in section 20.4.3(i).

20.5    Firmenich Ceases Use of Strains. With respect to any Strains transferred to Firmenich pursuant to section 20.4.3(i), if any at time after such transfer Firmenich ceases to use such Strain with respect to the production of the each Intermediate or Ingredient, then Firmenich shall promptly notify Amyris and, at Amyris' election, either transfer such Strain back to Amyris or destroy such Strain at Amyris' cost.

20.6    Establishment of Second Supply Source.

20.6.1    Each of the following events will be deemed a “Failure to Perform”:

(a)	An Event of Insolvency has occurred with respect to Amyris;

(b)	A Change in Control of Amyris has occurred;

(c)	Amyris has committed a Material Breach of this Agreement or the Supply Agreement; or

(d)	Amyris is experiencing a Force Majeure Event that has lasted at least ninety (90) continuous days.

20.6.2
Amyris will promptly notify Firmenich in the event a Failure to Perform occurs under section 20.6.1 (a), (b) or (d) of which Firmenich is not aware. Firmenich will promptly notify Amyris in the event of a Failure to Perform occurring in any other circumstance. Following the occurrence of a Failure to Perform, Firmenich will, have the option to elect to exercise its rights under the license granted in section 5.1.2(b) (the “Manufacturing License”) and establish a second source for supply of that Intermediate or Ingredient, as the case may be, (an “Alternate Supplier”) to ensure its continued access to that Intermediate or Ingredient (“Second Source Option”). To exercise this option, Firmenich will send written notice of its election to Amyris and will immediately be permitted to exercise its rights under the Manufacturing License and to select an Alternate Supplier from the list of approved suppliers and approved locations set forth in Appendix D.

20.6.3
In addition, Firmenich will have the option, at any time during the period that begins on the second (2nd) anniversary of the date of the first sale of an Intermediate or Ingredient to Firmenich to establish an Alternate Supplier for supply of such Intermediate or Ingredient (“Discretionary Second Source Option”). To exercise this option, Firmenich will send written notice of its election to Amyris and, after a nine (9)-month period from the sending of such notice, Firmenich will be permitted to exercise its rights under the Manufacturing License and to select an Alternate Supplier from the list of approved suppliers and approved locations set forth in Appendix D. Upon Firmenich's exercise of its Discretionary Second Source Option for an Intermediate or Ingredient, Amyris will be released from all of its exclusivity obligations under this Agreement but only for such Intermediate or Ingredient and any exclusive rights or licenses granted to Firmenich under this Agreement will revert to non-exclusive to enable Amyris to make, have made, use, sell, offer for sale and/or import such Intermediate or Ingredient consistent with such lifting of exclusivity.

20.6.4
The Alternate Supplier's manufacture and supply of the Intermediate or Ingredient will be pursuant to a written agreement to be executed between the Alternate Supplier and Firmenich (“Alternate Supplier Agreement”), which agreement will include the provisions set forth in Appendix D. Firmenich will use its best efforts to ensure that the Alternate Supplier complies with such provisions. Firmenich will notify Amyris within two (2) business days in the event it becomes aware that the Alternate Supplier has breached any provisions of the Alternate Supplier Agreement set forth in Appendix D or in any other manner that might jeopardize Amyris' Background Intellectual Property, Amyris Collaboration Intellectual Property and Non-Project Intellectual Property licensed to Firmenich under the Manufacturing License (collectively, the “Manufacturing Intellectual Property”). Amyris will have the right to inspect and monitor the Alternate Supplier each quarter and, in the event Firmenich exercises its Discretionary Second Source Option, Firmenich will pay the actual costs of such visits, in an amount not to exceed US$50,000 per quarter.

20.6.5
Following selection of Alternate Suppliers to be identified in Appendix D upon exercise by Firmenich of either its Second Source Option or Discretionary Second Source Option, Amyris will conduct a one-time technology transfer to one mutually agreed Alternate Supplier as follows: (a) disclose and transfer to the Alternate Supplier all Manufacturing Intellectual Property that is necessary or used by Amyris to manufacture the Intermediate or Ingredient in accordance with the then-current manufacturing process used by Amyris to manufacture the Intermediate or Ingredient,

(b) conduct up to ten (10) days of training for up to five (5) Alternate Supplier employees with respect to such Manufacturing Intellectual Property, (c) make reasonably available Amyris personnel with expertise in such Manufacturing Intellectual Property to answer Alternate Supplier's questions related to the use of such Manufacturing Intellectual Property for such purpose, and (d) otherwise reasonably cooperate with Firmenich to enable Firmenich to exercise its rights under the Manufacturing License (collectively, a “Transfer Protocol”); provided, however, that within forty five (45) days of receipt of an invoice from Amyris in case of a Discretionary Second Source Option (i) Firmenich will reimburse Amyris for any reasonable out-of pocket expenses incurred by Amyris to fulfill its obligations under this section 20.6.5 and (ii) its internal costs incurred to fulfill its obligations under this section 20.6.5 at the then current Amyris FTE Rate. The Parties may amend Appendix D in writing from time to time upon mutual agreement to add or remove additional approved Third Party suppliers of Intermediates and Ingredients; provided, however, that in the event that Amyris has reasonable evidence that a supplier listed in Appendix D has not abided by or will not abide by the terms and conditions set forth on Appendix D, Amyris may amend Appendix D to remove the name of such supplier without Firmenich's prior written consent; provided, however, Amyris will first promptly notify Firmenich of the same and if Firmenich is then using such Alternate Supplier to manufacture an Intermediate or Ingredient in accordance with this Agreement and subject to such Alternate Supplier taking prompt remedial measures to protect the Manufacturing Intellectual Property to Amyris' satisfaction, Amyris will provide reasonable notice to allow Firmenich to arrange for an alternate supplier, if applicable, in a manner so as to avoid disruption of supply of the Intermediate or Ingredient to Firmenich.

21.    PRICING AND SHARING OF VALUE

21.1    Pricing of Ingredients. The Parties will agree on the price for supply of an Ingredient to Firmenich (“Ingredient Price”) no later than nine (9) months prior to the beginning of manufacture of that Ingredient by Amyris. Quantities of Ingredient sold to Firmenich for its internal use shall be sold at the price set forth in the Supply Agreement if different from the Ingredient Price. Payment for the Ingredient supply shall be made within forty-five (45) days of the date of the invoice until January 1, 2015 and then made within sixty (60) days of the date of the invoice thereafter.

21.2    Sharing and Distribution of Value.

21.2.1    The Parties agree to share Profits from Firmenich's sale of Ingredients on the basis of 70% of such Profits to Firmenich and 30% of such Profits to Amyris until such time as Firmenich receives US$15 million more than Amyris from its share of Profits. After such time, the sharing of Profits will become 50% of Profits to each Party. Sharing of Profits will be based solely on the sale of the Ingredients themselves, and not any Fragrance or Flavor of which the Ingredient comprises. Profits will in all cases be paid within sixty (60) days after the end of each calendar quarter.

21.2.2    If Firmenich exercises its Discretionary Second Source Option or its Second Source Option, then the calculation of Firmenich's Profit will include the Intermediate or Ingredient, as the case may be, purchased from the Alternate Supplier and any Finished Ingredient made therefrom.

21.3    Success Bonus. Amyris shall pay to Firmenich a success bonus (the “Bonus”) for commercializing the Initial Ingredient, which shall be calculated as set forth in Appendix F.

21.4    Second Source Consequences. If Firmenich exercises its Discretionary Second Source Option, then thereafter within forty-five (45) days after the end of each calendar quarter during which Amyris sells an Intermediate or Ingredient in the F&F Market for which Firmenich has exercised its Discretionary Second Source Option for use in the F&F Market, Amyris will pay Firmenich an amount equal to fifty percent (50%) of Amyris' Profit with respect to such Intermediate or Ingredient sold to any Third Party in the F&F Market during such calendar quarter.

22.    SURVIVAL

The rights and obligations under sections 3.8, 4.1, 4.2, 4.3, 4.4, 5.1 (except as otherwise set out in Article 20), 5.5, 7.3 (with respect to the arbitration provisions, but without a requirement of prior consideration by the Chief Executive Officers), 7.4, 20.4 and 20.5 and Articles 8, 10 (with respect to any payment obligation due after expiration of this Agreement), 11, 12, 13, 14, 16, 17, 18, and 19 will survive expiration of this Agreement.

IN WITNESS THEREOF, the Parties hereto have caused this Collaboration Agreement to be signed by their duly authorized representatives.
FIRMENICH SA    AMYRIS, INC.
Name: /s/ illegible        Name: /s/ John G. Melo
Title: /s/ illegible        Title: CEO
Place & Date: Woodside, CA 13.3.13
Name: /s/ illegible
Title: Corp VP R&D
Place & Date: Geneva, 12.3.13

APPENDIX A
FORM OF WORK PLAN

Amyris - Firmenich [*] Development Program Work Plan Extension

Goal of program: Develop a strain and process to produce yeast-derived crude [*] oil that meets olfactive quality at commercial-scale for $[*].

Overview of the research approach:
Amyris has created farnesene producing yeast strains that have the sesquiterpene flux above the level needed to produce [*] oil at the yield and productivities to reach $[*]. The remaining research and development that needs to be performed to convert these high performing terpene producing strains to [*] producing strains are improving the enzymatic activity of the [*] synthase and stabilizing the [*] producing yeast strains to perform in large scale fermentations.

Improving the [*] synthase:
Since the inception of the project, the [*] synthase has been improved 8-fold above the original synthase with no effect on product profile. Recent combinatorial library screening has produced enzyme variants that are now over 12 fold improved in sesquiterpene flux from the wild type, but have changed the product profile to make less [*] alcohol. We project that an additional 3 fold improvement from the current best enzyme (current best that has the proper product profile) is necessary in order to achieve the yields and productivities for commercial scale production at $[*]. We expect that the necessary improvements in enzyme activity while maintaining appropriate product profile will likely be achieved by the end of [*].

Strain improvement:
For strain engineering, initial strains were producing less [*] in shake flasks and were too unstable to test in fermentors. Through a combination of enzyme improvements, strain selection, and strain engineering, the current strains make above [*] of [*] oil in 96-well shake plates and [*] oil is routinely measured to be above [*] in fermenters. Our current best strain that maintains the product profile of the wild type enzyme has a yield of [*]. These improvements were the result of integrating several copies of the improved [*] synthase (with wild type product profile) into a mid FPP-flux yeast strain using Amyris' swappable DNA technology. The increase in titer observed with increasing synthase activity suggested that it was enzyme activity and not product toxicity that was limiting titer, yield and productivity. However, strain health and production stability remained a challenge as was evident by the observation that the same strain has [*] in a fermentation process in which the same strain undergoes significantly less generations. Recent fermentation data with the [*] synthase variants mentioned above (which have a modified product profile) integrated into the same mid flux FPP strain produced [*] oil at an average of [*]. These results further support the hypothesis that synthase activity has been limiting performance in fermentors. As a result of these data, identifying improved synthase variants with the proper product profile while also testing the impact of the modified product profile on the olfactive quality of the product will be a high priority of the research plan. Moving forward, we expect that a combination of enzyme improvement, rapid integration of improved synthases into mid and high FPP flux strains and strain improvement will result in a strain capable [*].

Timeline to Goal:
[*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX B
SUPPLY AGREEMENT
The Parties will, in establishing the Supply Agreement for all Ingredients, negotiate in good faith an amendment to the Supply and Commercialization Agreement for the Initial Ingredient as follows:

A)	Delete the following Articles:

1.Article 2.2

2.Article 3

3.Article 7.2 and 7.3

4.Article 8

5.Article 16

6.Article 17

7.Article 18

8.Appendix 5

9.Appendix 6

B)
Amend the following Articles to reflect deletions set out in section A) above and otherwise for consistency with the principles set out in this Agreement and the Supply and Commercialization Agreement for the Initial Ingredient as follows:

1.Definitions

2.Article 2

3.Article 4

4.Article 9

5.Article 13

6.Article 22

7.Article 24

8.Article 27

9.Appendix 3

To the extent not otherwise expressly mentioned above, the Parties intend to retain the remainder of the Articles in the Supply and Commercialization Agreement for the Initial Ingredient for the formation of the Supply Agreement.

The Parties also intend to negotiate in good faith those parts of the Supply and Commercialization Agreement for the Initial Ingredient which has yet to be finalized e.g. Appendix 2, Appendix 5, Appendix 7 etc.

[*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX D
ALTERNATE SUPPLIERS

The Parties will in good faith agree upon the list of Alternate Suppliers and incorporate them into this Agreement by way of mutual amendment.

TERMS OF ALTERNATE SUPPLY

1. Alternate Supplier will confine its manufacturing of the Intermediates or Ingredients, as the case may be, to the following geographic territories: United States of America, Canada, China, India, Indonesia, Australia, the United Kingdom, Spain, France, Italy and Germany.
2. Amyris will have the right, upon reasonable prior notice and during normal business hours, to inspect Alternate Supplier's facilities at which the Intermediates or Ingredients, as the case may be, is manufactured at least once per quarter.
3. Amyris will have the right, upon reasonable prior notice and during normal business hours, to have a representative present from time to time during the manufacture of the Intermediates or Ingredients, as the case may be, by Alternate Supplier.
3. Amyris will be named as a third party beneficiary to the agreement between Firmenich and the Alternate Supplier.
4. As between Firmenich and Amyris, Amyris will have the primary right to pursue actions required to protect the Commercial Strain and related intellectual property vis a vis the Alternate Supplier.
5. Alternate Supplier will agree to (a) hold Amyris Confidential Information (including, but not limited to, process technology, confidential information related to the Commercial Strain, know-how and other confidential information and technology of Amyris) in confidence and take all reasonable precautions to protect such Confidential Information (subject to customary exceptions) and (b) subject to customary exceptions, not divulge any such Confidential Information or any information derived therefrom to any Third Party.
6. Alternate Supplier covenants not to reverse engineer the Commercial Strain, not to engineer any strains from the Commercial Strain, not to use the Commercial Strain except to supply the Intermediates or Ingredients, as the case may be, to Firmenich for use, commercialization and sale in the F&F Market except for the Exclusions and not to distribute, disclose or transfer the Commercial Strain or any related intellectual property to any Third Party or to any location other than a location in a permitted jurisdiction (as described above).
7. Alternate Supplier will represent and warrant that its manufacture and supply of the Intermediates or Ingredients, as the case may be, to Firmenich will be conducted in accordance with agreed commercial specifications and manufactured in accordance with the reasonable instructions provided by Amyris and applicable laws, rules and regulations.
8. Alternate Supplier will hold insurance analogous to that required to be held by Amyris pursuant to the Supply Agreement.
9. Alternate Supplier will grant Amyris a non-exclusive royalty-free license to use any process improvements with respect to the manufacture of the Intermediates or Ingredients, as the case may be, that are conceived, discovered, developed or otherwise made by Alternate Supplier.
10. Alternate Supplier will defend, indemnify and hold harmless Amyris for any direct losses incurred by Amyris or any Amyris Indemnitee arising from or as a result of its willful misconduct or gross negligence or a breach of any provision of that supply agreement, including any representation, warranty or covenant thereunder.

APPENDIX E

DEFINITIONS AND EXAMPLES FOR PROFIT SHARE

Definitions
Notwithstanding anything below, all costs set forth in this Appendix E shall be calculated on a standard cost basis using the applicable Party's standard cost methodology, consistently applied. For any such costs that are charged to the other Party or would constitute a deduction in the calculation of Profit, the Party incurring such costs shall notify the other Party of its applicable standard cost therefor annually, which standard cost shall be so notified no later than 60 days prior to the commencement of each Fiscal Year. If no such notification is made for Fiscal Year by such date, the corresponding standard cost from the prior Fiscal Year shall apply, subject to adjustment as provided below. If one Party has any questions or concerns regarding the other Party's standard costs, such Party may request that the Steering Committee review and discuss the matter in good faith, and, in any event, the Steering Committee will review any variances from standard costs on a quarterly basis, provided that in no event shall one Party's consent be required in order for the other Party to modify its standard costs prospectively in accordance with this Appendix E at any time in the event of a variance. If there has been a major variance in standard costs, the Parties will discuss equitable solutions in good faith. The Parties' intent is for standard costs track as close as possible to actual costs.
“Acceptable Losses” means that, with respect to a given kilogram of Finished Ingredient, the losses that the Steering Committee has agreed to be generally expected (ie for theft, spillage, etc), provided that losses may not be included in Acceptable Losses if they would cause the Acceptable Losses for a given Fiscal Year to exceed the “Acceptable Loss Rate”. The Acceptable Loss Rate, determined as a percentage of the Finished Ingredient produced after Finishing, shall be established by the Steering Committee prior to the start of commercialization of the Ingredient. The Steering Committee may adjust the Acceptable Loss Rate no more than once per calendar year and by unanimous consent by the Steering Committee only. Any changes to Acceptable Loss Rate shall only apply prospectively.
“Amyris Production and Commercialization Costs” means, for Crude Ingredient and Finished Ingredient sold by Amyris to Third Parties (a) its Fully-Burdened Ingredient Manufacturing Costs, (b) its Fully-Burdened Ingredient Finishing Costs and (c) its Commercialization Costs.
“Commercialization Costs” means the Fully Burdened Costs of distributing the Crude Ingredient or the Finished Ingredient, as applicable, to Affiliates or Third Parties, including without limitation actual out-of-pocket logistics costs in connection therewith, but excluding (i) any sales or marketing costs, (ii) any costs relating to the distribution of the Ingredient or Finished Ingredient after its delivery by Firmenich to Third Parties, (iii) costs associated with returns or recalls, (iv) any inventory write-offs, (v) any idle capacity costs and (vi) any costs associated with commission, bad debt or other payment to Third Party distributors or agents which exceed 1% of Net Sales of the applicable quarter, provided that the Parties will, in good faith, increase the percentage appropriately if Firmenich adjusts its commercialization model to pursue more sales with customers who only have a country specific or regional based network.
“Crude Ingredient” means the form of the Ingredient as supplied to Firmenich by Amyris.
“Crude Logistics Costs” means the Fully Burdened Costs of moving the Crude Ingredient from its place of manufacture to the finishing facility.
“Finishing” means the conversion of the Crude Ingredient into Finished Ingredient.
“Firmenich Production and Commercialization Costs” means (a) the Ingredient Price or, in the case of exercise of the Discretionary Second Source Option, the price paid by Firmenich or its Affiliate to a Third Party for purchase of the Ingredient (prior to Finishing), (b) its Fully-Burdened Ingredient Finishing Costs and (c) its Commercialization Costs.
“Fully-Burdened Ingredient Manufacturing Costs” means the Fully-Burdened Costs for the manufacture of the Crude Ingredient and all related activities, including without limitation process development, validation, qualification, handling, storage, testing, sampling of the Crude Ingredient and any raw materials therefor, packaging, facilities audits, in each case from the time of receipt of the raw materials until the delivery of the Crude Ingredient. Such Fully-Burdened Costs will include inventory write-offs and idle capacity costs at the manufacturing facility where the

Crude Ingredient is manufactured that arises from the fact that Purchase Orders for a given Fiscal Year, in the aggregate, are less than the then-current Maximum Annual Production Cap. For clarity, Amyris may not include in Fully-Burdened Ingredient Manufacturing Costs any costs for which it was reimbursed by Firmenich pursuant to the Joint Development Agreement for the Crude Ingredient.
“Fully-Burdened Ingredient Finishing Costs” means the Fully-Burdened Costs for converting the Crude Ingredient to a Finished Ingredient, but excluding (a) any inventory write-offs, (b) any idle capacity costs and (c) any costs of raw materials that expire, are damaged or are otherwise rendered unusable, including as a result of any failed Finishing batches, other than those raw materials that are consumed during Finishing or lost as a result of normal raw material yield loss.
“Fully-Burdened Costs” means (a) the direct labor costs (including salary and wages and fringe benefits) incurred by the applicable Party or its Affiliates in conducting the applicable activity; (b) the cost of materials used by the applicable Party or its Affiliates (including feedstock and raw materials, intermediates, components and packaging materials, and including shipping and handling costs, freight-in charges and any applicable sales taxes and/or customs duties therefor); (c) a reasonable allocation of overhead (including without limitation indirect labor costs, supplies and materials, plant insurance and property taxes) and facilities and equipment expense (including rent, utilities, repairs and maintenance costs, equipment rental, and depreciation expense over the expected life of the buildings and equipment), (d) costs for administration and for management of material procurement (including Crude Ingredient procurement, if applicable) and other manufacturing or other applicable activities, including quality control and quality assurance (QA), performed directly in support of the applicable activity, calculated in accordance with reasonable cost accounting methods in effect from time to time, consistently applied; (e) if applicable, amounts paid (net of rebates or discounts, if any) to non-Affiliate contract manufacturers or service providers in connection with their supply of the Crude Ingredient or subcontracting of the applicable activity (including shipping costs and any applicable taxes and/or duties therefor) and (f) any royalties payable to a Third Party attributable to the applicable activity; provided, however, that no cost may be counted more than once in such calculation and, for clarity, the payment of a share of the Profit to the other Party does not constitute a royalty under clause (f) of this definition.
“Crude Ingredient Price” means Amyris' Fully-Burdened Ingredient Manufacturing Costs with respect to the Crude Ingredient.
“Lost” means, with respect to a given kilogram of Crude or Finished Ingredient, the occurrence of an event that (a) occurs prior to the transfer of the Crude Ingredient or Finished Ingredient to a Third Party or its use by Firmenich to manufacture a Firmenich Product (other than the Crude Ingredient or Finished Ingredient) and (b) renders such Ingredient (whether in the form of Crude Ingredient or Finished Ingredient or during Finishing) expired, damaged or otherwise unusable, including as a result of any failed Finishing batches, but excluding Normal Finishing Loss and Acceptable Losses.
“Maximum Annual Production Cap” means the annual maximum production cap for a Fiscal Year established in connection with the Start-Up Plan, as such annual maximum production cap is updated from time to time by mutual agreement of the Parties.
“Net Sales” means, for a given calendar quarter, with respect to the Initial Ingredient or the Finished Ingredient, the gross amount invoiced by either Party or any of its Affiliates for sales of the Initial Ingredient or Finished Ingredient to a Third Party, less deductions for (i) transportation charges, and other charges, such as insurance, relating thereto; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charges imposed upon the sale of the Initial Ingredient or the Finished Ingredient and actually paid; (iii) allowances actually granted or allowed; (iv) quantity discounts, cash or other discounts (e.g., early payment) actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Initial Ingredient or the Finished Ingredient; and (v) allowances or credits to customers actually given, to the extent not in excess of the selling price of the Initial Ingredient or the Finished Ingredient, on account of rejection or return of the Initial Ingredient or the Finished Ingredient. “Normal Finishing Losses” means, with respect to a given kilogram of Crude Ingredient, any losses that normally occurs during the ordinary course of Finishing the Crude Ingredient, provided that losses may not be included in Normal Finishing Losses if they would cause the Normal Finishing Losses for a given Fiscal Year to exceed the “Expected Finishing Loss Rate”, which rate shall be agreed by the Parties in the Start-Up Plan. The Steering Committee may adjust the Expected Finishing Loss Rate no more than once per calendar year and by unanimous consent by the Steering Committee only. Any changes to Expected Finishing Loss Rate shall only apply prospectively.
“Profit” of the applicable Party for a given calendar quarter shall mean:

(1) the product of (a) the weighted average selling price for a kilogram of Finished Ingredient sold to Third Parties in the applicable calendar quarter (the “Average Selling Price”) (where if there is more than one SKU sold, the Average Selling Price and related calculations shall be made on a SKU-by-SKU basis) and (b) the number of kilograms of Crude Ingredient and/or Finished Ingredient sold by the applicable Party or its Affiliates to Third Parties in the applicable calendar quarter, plus
(2) the product of (a) the Average Selling Price for the applicable calendar quarter less 10% and (b) the number of kilograms of the Crude Ingredient and Finished Ingredient used by the applicable Party or its Affiliates internally in the applicable calendar quarter (where Crude Ingredient that is subject to Finishing shall not be considered used until used in Finished Ingredient form) (where if there is no Average Selling Price, the Parties shall mutual agree in writing upon an external benchmark to be used as a proxy for the Average Selling Price, which proxy shall be used for purposes of the calculation in this paragraph (2) and paragraph (3) below), plus
(3) in the case of Profit to be paid by Firmenich to Amyris, for any quantities of Ingredient manufactured by Amyris for Firmenich, the product of (a) the Average Selling Price in the applicable calendar quarter and (b) the number of kilograms of the Crude or Finished Ingredient determined in such calendar quarter to be Lost,
Less

(1)
Fully-Burdened Ingredient Manufacturing Costs, or in the case of Firmenich's exercise of the Discretionary Second Source Option, the price paid by Firmenich or its Affiliate to a Third Party for purchase of the Ingredient (prior to Finishing);

(2)	Crude Logistics Costs;

(3)	Fully-Burdened Ingredient Finishing Costs; and

(4)	Commercialization Costs.

[*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX F

MODEL FOR CALCULATION OF BONUS

Bonus Calculation
Bonus Intent: As Firmenich is solely responsible for the commercialization of Firmenich Product from the Collaboration, Amyris will pay a one-time bonus to Firmenich, conditional on achieving certain requirements, in order to incentivize those efforts
Bonus Schedule:

Year in Which Bonus Trigger Achieved	One-Time Commercialization Bonus Payment
Years 1 - 4	$2.5M
Year 5	$2.5M - $1.5M
Years 6 onwards	$1.5M

Year 1: Defined as the 12 month period immediately starting upon the date of the first sale of the first Firmenich Product
Bonus Trigger: trigger for the one-time payment of a commercialization bonus from Amyris to Firmenich is defined as achieving all of the following

•	Collaboration has generated a Cumulative Profit of $37.5M, with that profit split 70% to Firmenich, 30% to Amyris

•
Firmenich is making all Reasonable Efforts to commercialize Firmenich Products from the Collaboration pursuant to Article 2.5, including but not limited to such activities as conducting customer sampling, marketing and promotion, and providing customer service to support product sales

•
Firmenich has provided a 5-year business plan to the Steering Committee, which will be updated on an annual basis and which demonstrates their intentions for the growth of Firmenich Product sales commensurate with the market conditions for that product or products

Cumulative Profit means the sum of Profits beginning at the Effective Date through the current date, and determined on a monthly basis utilizing actual data when available
One-Time Commercialization Bonus Payment

•	Bonus will be paid as a one-time payment from Amyris to Firmenich within 60 days of Firmenich achieving the Bonus Trigger

•	If Bonus Trigger is achieved within Year 5, payment will be scaled down to $1.5M on a monthly basis ie, if Bonus Trigger is achieved 4 months into Year 5, payment will be $2.5M - ($1M*4/12)

APPENDIX G

EXCEPTION SCHEDULE TO SECTIONS 18.1.2 and 18.2.2 OF THIS AGREEMENT

All patents and pending patent applications, continuations, divisions and any other patent rights derived from [*].

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.